                           OFFER TO PURCHASE FOR CASH
                 ANY AND ALL OUTSTANDING SHARES OF COMMON STOCK
           (INCLUDING THE ASSOCIATED PREFERRED SHARE PURCHASE RIGHTS)
                                       OF
                          CARDIAC PATHWAYS CORPORATION
                                       AT

                              $5.267 NET PER SHARE
                                       BY
                           ADAM ACQUISITION 2001 INC.
                          A WHOLLY OWNED SUBSIDIARY OF
                         BOSTON SCIENTIFIC CORPORATION

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
  NEW YORK CITY TIME, ON MONDAY, AUGUST 6, 2001, UNLESS THE OFFER IS EXTENDED

     THE OFFER (AS DEFINED HEREIN) IS BEING MADE PURSUANT TO THE TERMS OF AN AGREEMENT AND PLAN OF MERGER DATED AS OF JUNE 28, 2001 (THE "MERGER AGREEMENT"), AMONG BOSTON SCIENTIFIC CORPORATION, A DELAWARE CORPORATION ("PARENT"), ADAM ACQUISITION 2001 INC., A DELAWARE CORPORATION ("PURCHASER") AND CARDIAC PATHWAYS CORPORATION, A DELAWARE CORPORATION (THE "COMPANY"). THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (i) THERE HAVING BEEN VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST THE NUMBER OF SHARES (AS DEFINED HEREIN) THAT, TOGETHER WITH ANY SERIES B SHARES (AS DEFINED HEREIN) OWNED BY PARENT (AFTER GIVING EFFECT TO THE ASSUMED PURCHASE OF THE SERIES B SHARES PURSUANT TO THE STOCK PURCHASE AGREEMENT (AS DEFINED HEREIN) AS THOUGH SUCH PURCHASE HAD ALREADY OCCURRED) SHALL CONSTITUTE A MAJORITY, OF THE THEN OUTSTANDING SHARES ON A FULLY DILUTED BASIS (INCLUDING, WITHOUT LIMITATION, ALL SHARES ISSUABLE UPON THE CONVERSION OF THE SERIES B SHARES OR UPON THE EXERCISE OF ANY OPTIONS, WARRANTS, OR RIGHTS BUT EXCLUDING ANY SECURITIES THAT HAVE AN EFFECTIVE CONVERSION, OR EXERCISE PRICE, IMMEDIATELY PRIOR TO THE EXPIRATION OF THE OFFER, THAT IS IN EXCESS OF THE PER SHARE AMOUNT (AS DEFINED HEREIN)) AND
(ii) THE APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, HAVING EXPIRED OR BEEN TERMINATED PRIOR TO THE EXPIRATION OF THE OFFER. THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE. THE OFFER IS NOT SUBJECT TO A FINANCING CONDITION. SEE SECTIONS 1 AND 14, WHICH SET FORTH IN FULL THE CONDITIONS TO THE OFFER.

                            ------------------------

     THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY (i) DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING EACH OF THE OFFER AND THE MERGER (AS DEFINED HEREIN), AND THE TRANSACTIONS CONTEMPLATED BY THE STOCKHOLDER AGREEMENTS (AS DEFINED HEREIN) ARE FAIR TO, AND IN THE BEST INTEREST OF, THE HOLDERS OF SHARES, (ii) APPROVED, ADOPTED AND DECLARED ADVISABLE THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING EACH OF THE OFFER AND THE MERGER AND (iii) RESOLVED TO RECOMMEND THAT THE HOLDERS OF SHARES ACCEPT THE OFFER AND TENDER SHARES PURSUANT TO THE OFFER AND, IF APPLICABLE, VOTE THEIR SHARES IN FAVOR OF THE ADOPTION OF THE MERGER AGREEMENT.

                            ------------------------

                                   IMPORTANT

     Any holder of Shares desiring to tender all or any portion of such holder's Shares should either (i) complete and sign the accompanying Letter of Transmittal (or a manually signed facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver it together with the certificate(s) evidencing tendered Shares, and any other required documents, to the Depositary or tender such Shares pursuant to the procedure for book-entry transfer set forth in Section 3 or (ii) request such holder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such holder. Any holder of Shares whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such holder desires to tender such Shares.

     A holder of Shares who desires to tender Shares and whose certificates evidencing such Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such Shares by following the procedure for guaranteed delivery set forth in Section 3.

     Questions or requests for assistance may be directed to the Information Agent at its addresses and telephone number as set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from the Information Agent or from brokers, dealers, commercial banks or trust companies.

                            ------------------------

July 10, 2001

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
SUMMARY TERM SHEET

INTRODUCTION                                                    1
   1.  Terms of the Offer; Expiration Date..................    4
   2.  Acceptance for Payment and Payment for Shares........    6
   3.  Procedures for Accepting the Offer and Tendering
     Shares.................................................    7
   4.  Withdrawal Rights....................................   10
   5.  Certain Federal Income Tax Consequences..............   10
   6.  Price Range of Shares; Dividends.....................   11
   7.  Certain Information Concerning the Company...........   12
   8.  Certain Information Concerning Purchaser and
     Parent.................................................   12
   9.  Financing of the Offer and the Merger................   13
  10.  Background of the Offer; Contacts with the Company;
       the Merger Agreement and Related Agreements..........   13
  11.  Purpose of the Offer; Plans for the Company After the
       Offer and the Merger.................................   28
  12.  Dividends and Distributions..........................   31
  13.  Possible Effects of the Offer on the Market for
       Shares, Nasdaq Listing, Margin Regulations and
       Exchange Act Registration............................   31
  14.  Certain Conditions of the Offer......................   32
  15.  Certain Legal Matters and Regulatory Approvals.......   34
  16.  Fees and Expenses....................................   36
  17.  Miscellaneous........................................   36

SCHEDULES
Schedule I.  Directors and Executive Officers of Parent and
  Purchaser

                               SUMMARY TERM SHEET

     This summary term sheet highlights selected information from this Offer to Purchase, and may not contain all of the information that is important to you. To better understand our Offer and for a complete description of the legal terms of the Offer, you should read this entire Offer to Purchase and the accompanying Letter of Transmittal carefully. Questions or requests for assistance may be directed to the Information Agent at its addresses and telephone number on the last page of this Offer to Purchase.

WHO IS OFFERING TO BUY MY SECURITIES?

     We are Adam Acquisition 2001 Inc., a newly formed Delaware corporation and a wholly owned subsidiary of Boston Scientific Corporation ("Parent"). We have been organized in connection with this Offer and have not carried on any activities other than in connection with this Offer. See Section 8.

     Parent is a Delaware corporation, with securities listed on the New York Stock Exchange. Parent is a worldwide developer, manufacturer and marketer of medical devices. The principal offices of Parent are located at One Boston Scientific Place, Natick, Massachusetts 01760-1537. The telephone number of Parent at such location is (508) 650-8000. See Section 8.

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THIS OFFER?

     We are seeking to purchase all the issued and outstanding shares of common stock, par value $0.001 per share, including the associated preferred stock purchase rights, of Cardiac Pathways Corporation ("Cardiac Pathways" or the "Company"). See the "Introduction" and Section 1.

     We are not offering to purchase in the Offer any shares of preferred stock, series B, par value $0.001 per share, of Cardiac Pathways (the "Series B Shares"), nor will tenders be accepted of any Series B Shares. Certain stockholders of the Company have agreed to sell their Series B Shares to us immediately following consummation of the Offer pursuant to the Stock Purchase Agreement (as defined herein). The Series B Shares, to the extent not subject to the Stock Purchase Agreement, will be acquired in the Merger (as defined herein). However, after consummation of the Offer, we may enter into agreements with certain holders of Series B Shares to acquire such Shares prior to the closing of the Merger. In this Offer, references to "Shares" will be references only to the shares of common stock, par value $0.001 per share, of Cardiac Pathways, including associated preferred stock purchase rights. See Section 11.

HOW MUCH ARE YOU OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?

     We are offering to pay $5.267 per Share (rounded to the nearest whole cent after aggregating all Shares held by you), net in cash and without interest thereon. See the "Introduction" and Section 1.

     If you tender your Shares in the Offer, you will not be obligated by Parent to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the sale of your Shares pursuant to the Offer. If you own Shares through a broker or other nominee, and your broker or nominee tenders your Shares on your behalf, your broker or nominee may charge a fee for doing so. You should consult your broker or nominee to determine whether any charges or commissions will apply. See the "Introduction."

HAVE ANY STOCKHOLDERS ALREADY AGREED TO TENDER THEIR SHARES?

     Yes. All of the directors and executive officers of Cardiac Pathways, as well as a principal holder of Shares have entered into agreements with us (the "Stockholder Support Agreements") whereby they have agreed to tender all of their Shares (representing approximately 52% of the outstanding Shares or approximately 32% of the outstanding voting securities of Cardiac Pathways). These directors and executive officers, together with such principal holder, have also agreed to vote in favor of the Merger and against any competing acquisition proposal. See Section 10.

HAVE YOU ENTERED INTO ANY OTHER AGREEMENTS WITH OTHER STOCKHOLDERS?

     Yes. We have entered into the Stock Purchase Agreement with certain other principal stockholders of Cardiac Pathways (the "Stock Purchase Agreement") pursuant to which such principal stockholders have agreed to sell to us the Series B Shares and warrants to purchase Series B Shares owned by them (representing approximately 74% of the outstanding Series B Shares and warrants or approximately 28% of the outstanding voting securities of Cardiac Pathways) and tender all of their Shares (representing approximately 13% of the outstanding Shares or approximately 8% of the outstanding voting securities of Cardiac Pathways). These principal stockholders have also agreed to vote in favor of the Merger and against any competing acquisition proposal. See Section 10.

     Upon consummation of the transactions contemplated by the Stock Purchase Agreement and the Stockholder Support Agreements, Parent and Purchaser will acquire approximately 68% of outstanding voting securities of Cardiac Pathways.

WHAT ARE THE MOST SIGNIFICANT CONDITIONS OF THE OFFER?

     We are not obligated to purchase any Shares unless the Shares validly tendered and not properly withdrawn before the expiration of the Offer, together with any Series B Shares owned by Parent (after giving effect to the assumed purchase of the Series B Shares pursuant to the Stock Purchase Agreement, as though such purchase had already occurred), represent at least a majority of the then outstanding Shares on a fully diluted basis. See Section 1 and Section 14.

     We are not obligated to purchase any Shares unless prior to the expiration of the Offer the applicable waiting period under the HSR Act has expired or been terminated. See Sections 14 and 15.

     The Offer also is subject to a number of other conditions which are described in greater detail in Sections 1 and 14.

DO YOU HAVE FINANCIAL RESOURCES TO MAKE PAYMENT?

     Yes. The Offer is not subject to a financing condition. Parent will provide the funds necessary to purchase the Shares in the Offer from existing resources or borrowing availability. See Section 9.

IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

     Because the form of payment consists solely of cash and the Offer is not contingent upon our receipt of financing, we do not believe our financial condition is relevant to your decision to tender in the Offer.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

     You will have at least until 12:00 midnight, New York City time, on Monday, August 6, 2001, to decide whether to tender your Shares in the Offer. If you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure which is described in Section 3 of this Offer to Purchase. See Section 3.

CAN THE OFFER BE EXTENDED, AND UNDER WHAT CIRCUMSTANCES?

     Subject to the terms of the Merger Agreement and applicable law, we can extend the period of time during which the Offer remains open. We have agreed in the Merger Agreement that we may extend the Offer if certain conditions to the Offer have not been satisfied. We have also agreed in the Merger Agreement that, at the request of Cardiac Pathways, we will extend the Offer if certain conditions to the Offer have not been satisfied. See Section 1.

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

     If we decide to extend the Offer, we will inform Mellon Investor Services LLC, which is the Depositary for the Offer, of that fact, and will issue a press release giving the new expiration date no later than 9:00 a.m.,

New York City time, on the day after the day on which the Offer was previously scheduled to expire. See Section 1.

WILL THERE BE A SUBSEQUENT OFFERING PERIOD?

     Following satisfaction or waiver of all the conditions to the Offer and the acceptance of and payment for all the Shares tendered during the offering period, we may elect to provide a subsequent offering period. This would allow us to accept additional Shares that were not tendered prior to the expiration of the Offer. During a subsequent offering period, you will not be able to withdraw any of the Shares that you have already tendered (because such Shares will have already been accepted for payment by us), nor any of the Shares that you tender during such subsequent offering period. If we elect to provide a subsequent offering period, we will announce it by issuing a press release no later than 9:00 a.m., New York City time, on the day after the expiration of the Offer. See
Section 1.

HOW DO I TENDER MY SHARES?

     To tender your Shares in the Offer, you must:

     - complete and sign the accompanying Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal) in accordance with the instructions in the Letter of Transmittal and mail or deliver it together with your share certificates, and any other required documents, to the Depositary;

     - tender your Shares pursuant to the procedure for book-entry transfer set forth in Section 3; or

     - if your share certificates are not immediately available or if you cannot deliver your share certificates, and any other required documents, to the Depositary, prior to the expiration of the Offer, or you cannot complete the procedure for delivery by book-entry transfer on a timely basis, you may still tender your Shares if you comply with the guaranteed delivery procedures described in Section 3.

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

     You may withdraw previously tendered Shares any time prior to the expiration of the Offer, and, unless we have accepted and paid for the Shares pursuant to the Offer, you may also withdraw any tendered Shares at any time after September 8, 2001. See Section 4.

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

     To withdraw previously tendered Shares, you must deliver a written or facsimile notice of withdrawal with the required information to the Depositary while you still have the right to withdraw. If you tendered Shares by giving instructions to a broker or bank, you must instruct the broker or bank to arrange for the withdrawal of your Shares. See Section 4.

WHAT DOES THE COMPANY'S BOARD OF DIRECTORS THINK OF THE OFFER?

     We are making the Offer on the basis of the Merger Agreement. The Board of the Company has unanimously determined that the Merger Agreement and the transactions contemplated thereby, including each of the Offer and the Merger, and the transactions contemplated by the Stockholder Agreements are fair to, and in the best interests of, you, as a holder of Shares, has approved, adopted and declared advisable the Merger Agreement and the transactions contemplated thereby, and has resolved to recommend that you accept the Offer and tender your Shares.

WILL THE COMPANY CONTINUE AS A PUBLIC COMPANY?

     No. If the Merger occurs, the Company will no longer be publicly owned. Even if the Merger does not occur, if we purchase all the tendered Shares, there may be so few remaining holders of Shares and publicly held Shares that the Shares will no longer be eligible to be traded through Nasdaq, or other securities market and there may not be a public trading market for the Shares. As a result, the Company may cease making filings with the Securities and Exchange Commission (the "Commission") or otherwise cease being required to comply with Commission rules relating to publicly held companies. See Section 13.

WILL THE OFFER BE FOLLOWED BY A MERGER IF ALL THE SHARES ARE NOT TENDERED?

     If we accept for payment and pay for Shares that represent a majority (after giving effect to the assumed purchase of the Series B Shares pursuant to the Stock Purchase Agreement as though such purchase had already occurred) of the outstanding Shares on an "as-converted" basis, Purchaser will merge with and into the Company.

     You should note that upon consummation of the transactions contemplated by the Stockholder Agreements, Parent and Purchaser will own a number of Shares and Series B Shares sufficient, even if no other Shares are tendered in the Offer, to cause the Merger to occur without the affirmative vote of any other stockholder of Cardiac Pathways.

     If the Merger occurs, the Company will become a private, wholly owned subsidiary of Parent, and each issued and then outstanding Share (other than any Shares held in the treasury of the Company and any Shares held by holders seeking appraisal under Delaware law for their Shares) will be canceled and converted automatically into the right to receive $5.267 per Share, in cash (or any greater amount per Share paid pursuant to the Offer).

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

     If you decide not to tender your Shares in the Offer and the Merger occurs, unless you have exercised your rights to seek appraisal of your Shares, you will receive in the Merger the same amount of cash per Share as if you had tendered your Shares in the Offer. Therefore, if the Merger occurs and you have not sought an appraisal, the only difference to you between tendering and not tendering your Shares is that you will be paid earlier if you tender your Shares. The rights you have to seek appraisal of your Shares are described in this Offer to Purchase. See Section 11.

     If you decide not to tender your Shares in the Offer and the Merger does not occur, if we purchase all the tendered Shares, there may be so few remaining holders of Shares and publicly held Shares that the Shares will no longer be eligible to be traded through the Nasdaq National Market, or other securities market, there may not be a public trading market for the Shares and the Company may cease making filings with the Commission or otherwise cease being required to comply with Commission rules relating to publicly held companies. See Section 13.

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

     On Monday, June 18, 2001, the closing price per Share, as reported on the Nasdaq National Market, was $3.40 per share. On Thursday, June 28, 2001, the last full trading day before we announced our Offer, the closing price per share, as reported on the Nasdaq National Market, was $5.80. See Section 6.

WITH WHOM MAY I TALK IF I HAVE QUESTIONS ABOUT THE OFFER?

     You can call Innisfree M&A Incorporated, the Information Agent for the Offer, at (888) 750-5834 (Bankers and Brokers may call collect at (212) 750-5833). See the back cover of this Offer to Purchase.

TO THE HOLDERS OF COMMON STOCK OF
CARDIAC PATHWAYS CORPORATION:

                                  INTRODUCTION

     Adam Acquisition 2001 Inc., a Delaware corporation ("Purchaser") and a wholly owned subsidiary of Boston Scientific Corporation, a Delaware corporation ("Parent"), hereby offers to purchase all the shares of common stock, par value $0.001 per share, including the associated preferred stock purchase rights (together, the "Shares"), of Cardiac Pathways Corporation, a Delaware corporation ("Cardiac Pathways" or the "Company"), that are issued and outstanding for $5.267 per Share (rounded to the nearest whole cent after aggregating all Shares held by the seller), net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with this Offer to Purchase and any amendments or supplements hereto or thereto, collectively constitute the "Offer"). See Section 8 for additional information concerning Parent and Purchaser.

     Tendering holders of Shares will not be obligated by Parent or Purchaser to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. If you own Shares through a broker or other nominee, and your broker or nominee tenders your Shares on your behalf, your broker or nominee may charge a fee for doing so. You should consult your broker or nominee to determine whether any charges or commissions will apply. However, any tendering holder of Shares or other payee who fails to complete and sign the Substitute Form W-9 that is included in the Letter of Transmittal may be subject to a required back-up U.S. federal income tax withholding of 31% (or such reduced rate as applicable) of the gross proceeds payable to such holder or other payee pursuant to the Offer. See
Section 5. Purchaser or Parent will pay all charges and expenses of Mellon Investor Services LLC (the "Depositary") and Innisfree M&A Incorporated (the "Information Agent") incurred in connection with the Offer. See Section 16.

     THE BOARD OF DIRECTORS OF THE COMPANY (THE "BOARD") HAS UNANIMOUSLY (i) DETERMINED THAT THE MERGER AGREEMENT (AS DEFINED HEREIN) AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING EACH OF THE OFFER AND THE MERGER (AS DEFINED HEREIN), AND THE TRANSACTIONS CONTEMPLATED BY THE STOCKHOLDER AGREEMENTS (AS DEFINED HEREIN) ARE FAIR TO, AND IN THE BEST INTEREST OF, THE HOLDERS OF SHARES,
(ii) APPROVED, ADOPTED AND DECLARED ADVISABLE THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING EACH OF THE OFFER AND THE MERGER AND (iii) RESOLVED TO RECOMMEND THAT THE HOLDERS OF SHARES ACCEPT THE OFFER AND TENDER SHARES PURSUANT TO THE OFFER AND, IF APPLICABLE, VOTE THEIR SHARES IN FAVOR OF THE ADOPTION OF THE MERGER AGREEMENT.

     Dain Rauscher Wessels, a division of Dain Rauscher Incorporated, financial advisor to Cardiac Pathways in connection with the Offer ("Dain Rauscher"), has delivered to the Board its written opinion dated June 28, 2001 to the effect that, based upon and subject to various considerations and assumptions set forth in such opinion, the consideration to be received by the holders of Shares pursuant to each of the Offer and the Merger is fair to such holders from a financial point of view. A copy of the written opinion of Dain Rauscher is contained in the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which has been filed with the Securities and Exchange Commission (the "Commission") in connection with the Offer and which is being mailed to holders of Shares concurrently herewith, and holders of Shares are urged to read such opinion carefully in its entirety for a description of the assumptions made, matters considered and limitations of the review undertaken by Dain Rauscher.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (i) THERE HAVING BEEN VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST THE NUMBER OF SHARES THAT, TOGETHER WITH THE SHARES OF PREFERRED STOCK, SERIES B, PAR VALUE $0.001 PER SHARE OF THE COMPANY (THE "SERIES B SHARES") OWNED BY PARENT (AFTER GIVING EFFECT TO THE ASSUMED PURCHASE OF SERIES B SHARES PURSUANT TO THE STOCK PURCHASE AGREEMENT (AS DEFINED HEREIN)) SHALL CONSTITUTE A MAJORITY OF THE THEN OUTSTANDING SHARES ON A FULLY DILUTED BASIS (INCLUDING, WITHOUT LIMITATION, ALL SHARES ISSUABLE UPON THE CONVERSION OF THE SERIES B SHARES OR UPON THE EXERCISE OF ANY OPTIONS, WARRANTS, OR RIGHTS BUT EXCLUDING ANY SECURITIES THAT HAVE AN EFFECTIVE CONVERSION, OR EXERCISE PRICE IMMEDIATELY PRIOR TO THE EXPIRATION OF THE OFFER THAT IS IN EXCESS OF THE PER SHARE AMOUNT

(AS DEFINED HEREIN)) (THE "MINIMUM CONDITION") AND (ii) THE APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENT ACT OF 1976, AS AMENDED (THE "HSR ACT"), HAVING EXPIRED OR BEEN TERMINATED PRIOR TO THE EXPIRATION OF THE OFFER (THE "HSR CONDITION"). THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS DESCRIBED IN THIS OFFER TO PURCHASE. THE OFFER IS NOT SUBJECT TO A FINANCING CONDITION. SEE SECTIONS 1 AND 14, WHICH SET FORTH IN FULL THE CONDITIONS TO THE OFFER.

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of June 28, 2001 (the "Merger Agreement"), among Parent, Purchaser and the Company. The Merger Agreement provides, among other things, that as promptly as practicable after the purchase of Shares pursuant to the Offer and the satisfaction or, if permissible, waiver of the other conditions set forth in the Merger Agreement and in accordance with the relevant provisions of the General Corporation Law of the State of Delaware ("Delaware Law"), Purchaser will be merged with and into the Company (the "Merger"). As a result of the Merger, the Company will continue as the surviving corporation (the "Surviving Corporation") and will become a wholly owned subsidiary of Parent. At the effective time of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time (other than Shares held in the treasury of the Company and other than Shares held by holders of Shares who shall have demanded and perfected appraisal rights under Delaware Law) shall be canceled and converted automatically into the right to receive $5.267 in cash, or any higher price that may be paid per Share in the Offer, without interest (the "Merger Consideration"). Holders of Shares who demand and fully perfect appraisal rights under Delaware Law will be entitled to receive, in connection with the Merger, cash for the fair value of their Shares as determined pursuant to the procedures prescribed by Delaware Law. See Section 11. The Merger Agreement is more fully described in Section 10. Certain federal income tax consequences of the sale of Shares pursuant to the Offer and the Merger, as the case may be, are described in Section 5.

     Simultaneously with the execution of the Merger Agreement, Parent entered into a stock purchase agreement, dated as of June 28, 2001 (the "Stock Purchase Agreement"), with Morgan Stanley Venture Partners III, L.P., Morgan Stanley Venture Investors III, L.P. and Morgan Stanley Venture Partner Entrepreneur Fund, L.P. (together, the "Morgan Stanley Entities") and Bank of America Ventures and BA Venture Partners V (together, the "Bank of America Entities", and together with the Morgan Stanley Entities, the "Selling Stockholders"), pursuant to which the Selling Stockholders have, among other things, (i) agreed to sell to Parent all of the Series B Shares and warrants to purchase Series B Shares ("Series B Warrants") owned by them (which equal approximately 73% of the outstanding Series B Shares on a fully diluted basis), on the terms and subject to the conditions of the Stock Purchase Agreement following the closing of the Offer, (ii) agreed to tender all Shares owned by them (which equal approximately 13% of the outstanding Shares) and (iii) granted an irrevocable proxy to Parent and each of its officers to vote and take any actions with respect to all of the Shares and Series B Shares owned by the Selling Stockholders (representing approximately 36% of the outstanding voting securities of the Company), at any meeting of the stockholders of the Company, however called, (A) against any action, proposal, agreement or transaction that would result in a breach of any covenant, obligation, agreement, representation or warranty of the Company under the Merger Agreement or of the Selling Stockholders under the Stock Purchase Agreement, (B) against any action, agreement, transaction (other than the Merger Agreement or the transactions contemplated thereby) or proposal that could reasonably be expected to result in any of the conditions to the Company's obligations under the Merger Agreement not being fulfilled or that is intended, or could reasonably be expected, to impede, interfere, delay, discourage or adversely affect the Merger Agreement, the Offer, the Merger or the Stock Purchase Agreement and (C) in favor of the transactions contemplated by the Stockholder Agreements as may be required pursuant to the protective provisions of the Certificate of Designation for the Series B Shares (the "Certificate of Designation"). The Stock Purchase Agreement is more fully described in Section 10.

     Simultaneously with the execution of the Merger Agreement, Parent and Purchaser have also entered into stockholder agreements, dated as of June 28, 2001 (the "Stockholder Support Agreements"), with each of Van Wagoner Funds, Inc. ("Van Wagoner") and the directors and executive officers of the Company (together with Van Wagoner, the "Supporting Stockholders"), pursuant to which the Supporting Stockholders have, among other things, (i) agreed to tender into the Offer all Shares owned by them (which equal approximately 52% of the outstanding Shares or approximately 32% of the outstanding voting securities of the Company), (ii) agreed to vote and take any actions with respect to all such Shares owned by the Supporting Stockholders, at any meeting of the stockholders of the Company in favor of the adoption of the Merger Agreement and against any action, proposal, agreement or transaction that would result in a breach of any covenant, obligation, agreement, representation or warranty of the Company under the Merger Agreement or of the Supporting Stockholders under the Stockholder Support Agreements, or that could reasonably be expected to result in any of the conditions to the Company's obligations under the Merger Agreement not being fulfilled, or that is intended, or could reasonably be expected, to impede, interfere, delay, discourage or adversely affect the Merger Agreement, the Offer, the Merger or the Stockholder Support Agreements, and (iii) granted Purchaser an option, exercisable under certain limited circumstances, to purchase all such Shares owned by them at the price per Share to be paid in the Offer. The Stockholder Support Agreements are more fully described in Section 10.

     The Stockholder Support Agreements and the Stock Purchase Agreement are together referred to in this Offer to Purchase as the "Stockholder Agreements." The Selling Stockholders and the Supporting Stockholders are together referred to in this Offer to Purchase as the "Stockholders".

     The Merger Agreement provides that, promptly upon the purchase by Purchaser of Shares pursuant to the Offer and the transactions contemplated by the Stockholder Agreements and from time to time thereafter, Purchaser shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Board equal to the product of the total number of directors on the Board (giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares and Series B Shares beneficially owned by Purchaser and its affiliates following such purchase bears to the total number of Shares then outstanding on an "as-converted" basis. In the Merger Agreement, the Company has agreed, at such time, to promptly take all actions necessary to cause Purchaser's designees to be elected as directors of the Company, including increasing the size of the Board or securing the resignations of incumbent directors, or both.

     The consummation of the Merger is subject to the satisfaction or waiver of certain conditions, including the satisfaction of the Minimum Condition, as a result of Purchaser's acquisition of Shares pursuant to the Offer, the consummation of the transactions contemplated by the Stockholder Agreements, or a combination of the foregoing and, if necessary, the adoption of the Merger Agreement by the requisite vote of the stockholders of the Company. For a more detailed description of the conditions to the Merger, see Section 10. Under the Company's Restated Certificate of Incorporation and Certificate of Designation and Delaware Law, the affirmative vote of the holders of a majority of the outstanding Shares and Series B Shares voting together as a single class is required to adopt the Merger Agreement. Consequently, if Purchaser acquires (pursuant to the Offer or the Stockholder Agreements) at least a majority of the outstanding voting securities of the Company, then Purchaser will have sufficient voting power to adopt the Merger Agreement without the vote of any other holder of Shares. See Sections 10 and 11.

     Under Delaware Law, if Purchaser acquires, pursuant to the Offer or otherwise, including pursuant to the Stockholder Agreements, at least 90% of the then outstanding Shares and 90% of the then outstanding Series B Shares, Purchaser will be able to adopt the Merger Agreement without a vote of the Company's holders of Shares and Series B Shares voting together as a single class. In such event, Parent and Purchaser shall take all necessary action to cause the Merger to become effective in accordance with Delaware Law as promptly as reasonably practicable after such acquisition, without a meeting of the Company's stockholders. If, however, Purchaser does not acquire at least 90% of the then outstanding Shares pursuant to the Offer and 90% of the then outstanding Series B Shares and a vote of the Company's stockholders is required under Delaware Law, a significantly longer period of time will be required to effect the Merger. See Section 11.

     The Company has advised Purchaser that as of June 28, 2001, 16,810,746 Shares were issued and outstanding on a fully diluted basis, comprising 9,052,243 Shares, 1,907,831 Shares reserved for issuance pursuant to employee stock options, 22,582 Shares reserved in connection with rights issued pursuant to the Company's employee stock purchase plan and 27,250 Series B Shares and warrants to purchase 300 Series B Shares, together representing on an "as-converted" basis approximately 5,828,090 Shares. As a result, as of such date, the Minimum Condition would be satisfied if Purchaser acquired 8,405,373 Shares on a fully diluted basis. Pursuant to, and subject to the terms and conditions of, the Stockholder Agreements, Parent and Purchaser expect to acquire approximately 5,338,283 outstanding Shares and 19,900 outstanding Series B Shares (or approximately 11,229,949 Shares on a fully diluted basis), being a number of Shares and Series B Shares sufficient, even if no other Shares are tendered in the Offer, to cause the Merger to occur without the affirmative vote of any other stockholder of the Company. Purchaser could also cause the Merger to become effective in accordance with Delaware Law without a meeting of the Company's stockholders if Purchaser acquired 8,147,019 outstanding Shares and 24,525 outstanding Series B Shares.

     The Company has issued one preferred share purchase right (a "Right") for each outstanding Share pursuant to the Rights Agreement, dated as of April 22, 1997 and as amended between the Company and Wells Fargo Bank Minnesota, N.A., as successor in interest to Norwest Bank Minnesota, N.A. (the "Rights Agreement"). The Company has represented in the Merger Agreement that it has amended its Rights Agreement (the "Rights Amendment") to ensure that (a) none of the execution or delivery of the Merger Agreement or the Stockholder Agreements or the consummation of the transactions to be effected pursuant to the Merger Agreement or the Stockholder Agreements will result in (i) the occurrence of the "flip-in event" described in the Rights Agreement, (ii) the occurrence of the "flip-over event" described in the Rights Agreement, or (iii) the Rights becoming evidenced by, and transferable pursuant to, certificates separate from the certificates representing Shares and (b) the Rights will expire pursuant to the terms of the Rights Agreement at the effective time of the Merger.

     Parent intends to file shortly with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") a Premerger Notification and Report Form under the HSR Act with respect to the purchase of Shares and Series B Shares pursuant to the Offer and the Stockholder Agreements, and accordingly, the statutory waiting period under the HSR Act applicable to the purchase of Shares and Series B Shares pursuant to the Offer and the Stockholder Agreements will expire in due course, unless extended by the FTC or the Antitrust Division requesting additional information from Parent with respect to the Offer. If such a request is made, the waiting period will expire at 11:59 p.m., New York City time, on the tenth calendar day after substantial compliance with such request. Thereafter, the waiting period may only be extended by court order or with the consent of Parent. The waiting period under the HSR Act may be terminated prior to expiration by the FTC and the Antitrust Division. Parent has requested early termination of the waiting period, although there can be no assurance that this request will be granted. According to the Company's Annual Report on Form 10-K for the fiscal year ended June 2000, the Company conducts operations in a number of foreign countries. As a result of such operations, Parent has determined that it is required to file certain information in Germany. In addition, in the event that one or more other foreign laws are deemed to be applicable to the Offer, Purchaser and/or the Company may be required to file certain information or to receive the approval of the relevant non-United States authority. Such governmental authority may also attempt to impose additional conditions on the Company's operations conducted in such countries. Purchaser presently intends to take such action as such laws may require. See Section 15 for additional information regarding such filings and approvals under the HSR Act and in other jurisdictions.

     No appraisal rights are available in connection with the Offer. However, holders of Shares may have appraisal rights in connection with the Merger regardless of whether the Merger is consummated with or without a vote of the Company's stockholders. See Section 11.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE YOU MAKE ANY DECISION WITH RESPECT TO THE OFFER.

1. TERMS OF THE OFFER; EXPIRATION DATE.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered (and not withdrawn in accordance with the procedures set forth in Section 4) on or prior to the Expiration Date. "Expiration Date" means 12:00 midnight, New York City time, on Monday,

August 6, 2001, unless and until Purchaser (subject to the terms and conditions of the Merger Agreement) shall have extended the period during which the Offer is open, in which case Expiration Date shall mean the latest time and date at which the Offer, as may be extended by Purchaser, shall expire.

     The Offer is subject to the conditions set forth under Section 14, including the satisfaction of the Minimum Condition and the HSR Condition. Subject to the applicable rules and regulations of the Commission and subject to the terms and conditions of the Merger Agreement, Purchaser expressly reserves the right to waive any such condition in whole or in part, in its sole discretion. Subject to the applicable rules and regulations of the Commission and subject to the terms and conditions of the Merger Agreement, Purchaser also expressly reserves the right to increase the price per Share payable in the Offer and to make any other changes in the terms and conditions of the Offer; provided, however, that the Purchaser may not decrease the price per Share payable in the Offer, reduce the number of Shares to be purchased in the Offer, change the form of consideration to be paid in the Offer, extend the Offer except as provided in the Merger Agreement, amend any other term of the Offer in a manner adverse to the holders of Shares or impose conditions to the Offer in addition to those set forth in Section 14.

     The Merger Agreement provides that Purchaser may, without the consent of the Company, (i) extend the Offer for a period of not more than 30 business days beyond the scheduled expiration date, which shall be 20 business days following the commencement of the Offer, if, at the scheduled expiration of the Offer, any of the conditions to Purchaser's obligation to accept for payment Shares, shall not be satisfied or waived or (ii) extend the Offer for any period required by any rule, regulation or interpretation of the Commission, or the staff thereof, applicable to the Offer. The Merger Agreement also provides that, if, on the initial scheduled expiration date of the Offer, the sole condition remaining unsatisfied is the failure of the waiting period under the HSR Act to have expired or been terminated, then Purchaser shall extend the Offer from time to time until the earlier to occur of (i) December 31, 2001 and (ii) the fifth business day after the public announcement of the expiration or termination of the applicable waiting period under the HSR Act.

     If certain of the conditions to the Offer shall not have been satisfied, and in Parent and Purchaser's sole judgment are reasonably capable of being satisfied within 30 days, Parent will, at the request of the Company, extend the Offer from time to time unless any such condition is no longer reasonably capable of being satisfied within such 30 day period in Parent and Purchaser's sole judgment. In no event will Purchaser be required to extend the Offer beyond December 31, 2001.

     During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to the right of a tendering holder of Shares to withdraw such holder's Shares. See Section 4. Under no circumstances will interest be paid on the purchase price for tendered Shares, whether or not the Offer is extended. Any extension of the Offer may be effected by Purchaser giving oral or written notice of such extension to the Depositary.

     Purchaser shall pay for all Shares validly tendered and not withdrawn promptly following the acceptance of Shares for payment pursuant to the Offer. Notwithstanding the immediately preceding sentence and subject to the applicable rules of the Commission and the terms and conditions of the Offer and the Merger Agreement, Purchaser also expressly reserves the right (i) to extend or terminate the Offer and not to accept for payment or pay for any Shares not theretofore accepted for payment or paid for, upon the occurrence of any of the conditions to the Offer specified in Section 14 and (ii) to amend the Offer or to waive any conditions to the Offer in any respect consistent with the provisions of the Merger Agreement described above, in each case by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and by making public announcement thereof.

     Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(c), 14d-6(d) and 14e-1 under the Securities Exchange Act of 1934 as amended (the "Exchange Act"), which require that material changes be promptly disseminated to holders of Shares in a manner reasonably designed to inform them of such changes) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service or the Public Relations Newswire.

     If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Purchaser will extend the Offer to the extent required by Rules l4d-4(c), l4d-6(d) and 14e-1 under the Exchange Act.

     Subject to the terms of the Merger Agreement, if, prior to the Expiration Date, Purchaser should decide to decrease the number of Shares being sought or to increase or decrease the consideration being offered in the Offer, such decrease in the number of Shares being sought or such increase or in the consideration being offered will be applicable to all holders of Shares whose Shares are accepted for payment pursuant to the Offer and, if at the time notice of any such decrease in the number of Shares being sought or such increase or decrease in the consideration being offered is first published, sent or given to holders of such Shares, the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended at least until the expiration of such ten business day period.

     Subject to the applicable rules and regulations of the Commission, Purchaser may, in its sole discretion, elect to extend the Offer beyond the Expiration Date for a subsequent offering period of between three business days and 20 business days (the "Subsequent Offering Period"), if, among other things, upon the Expiration Date (i) all of the conditions to Purchaser's obligations to accept for payment, and to pay for, the Shares are satisfied or waived and (ii) Purchaser immediately accepts for payment, and promptly pays for, all Shares validly tendered (and not withdrawn in accordance with the procedures set forth in Section 4) prior to the Expiration Date. SHARES TENDERED DURING THE SUBSEQUENT OFFERING PERIOD MAY NOT BE WITHDRAWN. See Section 4. Purchaser will immediately accept for payment, and promptly pay for, all validly tendered Shares as they are received during the Subsequent Offering Period. Any election by Purchaser to include a Subsequent Offering Period may be effected by Purchaser giving oral or written notice of the Subsequent Offering Period to the Depositary. If Purchaser decides to include a Subsequent Offering Period, it will make an announcement to that effect by issuing a press release to the Dow Jones News Service or the Public Relations Newswire no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date.

     For purposes of the Offer, a "business day" means any day on which the principal offices of the Commission in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in The City of New York, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

     The Company has provided Purchaser with the Company's stockholder list and security position listings, including the most recent list of names, addresses and security positions of non-objecting beneficial owners in the possession of the Company, for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed by Purchaser to record holders of Shares whose names appear on the Company's stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept promptly for payment all Shares validly tendered (and not properly withdrawn in accordance with Section 4) prior to the Expiration Date. Purchaser shall pay for all Shares validly tendered and not withdrawn promptly following the acceptance of Shares for payment pursuant to the Offer. Notwithstanding the immediately preceding sentence and subject to applicable rules and regulations of the Commission and the terms of the Merger Agreement, Purchaser expressly reserves the right to delay payment for Shares in order to comply in whole or in part with applicable laws. See Sections 1 and 15. If Purchaser decides to include a Subsequent Offering Period, Purchaser will accept for payment, and promptly pay for, all validly tendered Shares as they are received during the Subsequent Offering Period. See Section 1.

     In all cases (including during any Subsequent Offering Period), payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Share Certificates") or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3, (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or an Agent's Message (as defined below), in connection with the book-entry transfer and (iii) any other documents required under the Letter of Transmittal. The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of the Book-Entry Confirmation which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

     For purposes of the Offer (including during any Subsequent Offering Period), Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering holders of Shares for the purpose of receiving payments from Purchaser and transmitting such payments to tendering holders of Shares whose Shares have been accepted for payment. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR SHARES BE PAID, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT.

     If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased Shares will be returned without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedure set forth in
Section 3, such Shares will be credited to an account maintained at such Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

     Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering holders of Shares to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3. PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES.

     Valid Tender of Securities. In order for a holder of Shares to tender Shares validly pursuant to the Offer, the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (i) the Share Certificates evidencing tendered Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary (including an Agent's Message if the tendering stockholder has not delivered a Letter of Transmittal), in each case prior to the Expiration Date, or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below.

     THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Book-Entry Transfer. The Depositary will establish accounts with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure described below. DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     Signature Guarantees. Signatures on all Letters of Transmittal must be guaranteed by a firm which is a member of the Security Transfer Agent Medallion Signature Program, or by any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing being referred to as an "Eligible Institution"), except in cases where Shares are tendered (i) by a registered holder of Shares who has not completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. If a Share Certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a Share Certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

     Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Share Certificates evidencing such Shares are not immediately available or such stockholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Date, or such holder of Shares cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all the following conditions are satisfied:

     - such tender is made by or through an Eligible Institution;

     - a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by Purchaser, is received prior to the Expiration Date by the Depositary as provided below; and

     - the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal are received by the Depositary within three Nasdaq National Market ("Nasdaq") trading days after the date of execution of such Notice of Guaranteed Delivery.

     The Notice of Guaranteed Delivery may be delivered by hand or mail or by facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by Purchaser. The procedures for guaranteed delivery specified above may not be used during any Subsequent Offering Period.

     In all cases (including during any Subsequent Offering Period), payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the Share Certificates evidencing such Shares, or a Book-Entry Confirmation of the delivery of such Shares, and
(ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal.

     Determination of Validity. ALL QUESTIONS AS TO THE FORM OF DOCUMENTS AND THE VALIDITY, FORM, ELIGIBILITY (INCLUDING TIME OF RECEIPT) AND ACCEPTANCE FOR PAYMENT OF ANY TENDER OF SHARES WILL BE DETERMINED BY PURCHASER, IN ITS SOLE DISCRETION, WHICH DETERMINATION SHALL BE FINAL AND BINDING ON ALL PARTIES. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. Purchaser also reserves the absolute right to waive any condition of the Offer to the extent permitted by applicable law and the Merger Agreement or any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other holders of Shares. NO TENDER OF SHARES WILL BE DEEMED TO HAVE BEEN VALIDLY MADE UNTIL ALL DEFECTS AND IRREGULARITIES HAVE BEEN CURED OR WAIVED. NONE OF PURCHASER, PARENT OR ANY OF THEIR RESPECTIVE AFFILIATES OR ASSIGNS, THE DEPOSITARY, THE INFORMATION AGENT OR ANY OTHER PERSON WILL BE UNDER ANY DUTY TO GIVE NOTIFICATION OF ANY DEFECTS OR IRREGULARITIES IN TENDERS OR INCUR ANY LIABILITY FOR FAILURE TO GIVE ANY SUCH NOTIFICATION. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

     A tender of Shares pursuant to any of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer, as well as the tendering stockholder's representation and warranty to Purchaser that (i) such stockholder has the full power and authority to tender, sell, assign and transfer the tendered Shares (and any and all other Shares or other securities issued or issuable in respect of such Shares), and (ii) when the same are accepted for payment by Purchaser, Purchaser will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims.

     The acceptance for payment by Purchaser of Shares pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

     Appointment as Proxy. By executing the Letter of Transmittal as set forth above, a tendering stockholder irrevocably appoints designees of Purchaser as such stockholder's agents, attorneys-in-fact and proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser (and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after June 28, 2001). All such powers of attorney and proxies shall be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts such Shares for payment. Upon such acceptance for payment, all prior powers of attorney and proxies given by such stockholder with respect to such Shares (and such other Shares and securities) will be revoked, without further action, and no subsequent powers of attorney or proxies may be given nor any subsequent written consent executed by such stockholder (and, if given or executed, will not be deemed to be effective) with respect thereto. The designees of Purchaser will, with respect to the Shares for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual or special meeting of the Company's stockholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's payment for such Shares, Purchaser must be able to exercise full voting rights with respect to such Shares (and such other Shares and securities).

     UNDER THE "BACKUP WITHHOLDING" PROVISIONS OF U.S. FEDERAL INCOME TAX LAW, THE DEPOSITARY MAY BE REQUIRED TO WITHHOLD 31% (OR SUCH REDUCED RATE AS APPLICABLE) OF ANY PAYMENTS OF CASH PURSUANT TO THE OFFER. TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING WITH RESPECT TO PAYMENT TO HOLDERS OF SHARES OF THE

PURCHASE PRICE OF SHARES PURCHASED PURSUANT TO THE OFFER, EACH SUCH STOCKHOLDER MUST PROVIDE THE DEPOSITARY WITH SUCH STOCKHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND CERTIFY THAT SUCH HOLDER OF SHARES IS NOT SUBJECT TO BACKUP FEDERAL INCOME TAX WITHHOLDING BY COMPLETING THE SUBSTITUTE FORM W-9 IN THE LETTER OF TRANSMITTAL. SEE INSTRUCTION 9 OF THE LETTER OF TRANSMITTAL.

4. WITHDRAWAL RIGHTS.

     Tenders of Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by Purchaser pursuant to the Offer, may also be withdrawn at any time after September 8, 2001. If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering holders of Shares are entitled to withdrawal rights as described in this Section 4, subject to Rule 14e-1(c) under the Exchange Act. Any such delay will be by an extension of the Offer to the extent required by law. If Purchaser decides to include a Subsequent Offering Period, Shares tendered during the Subsequent Offering Period may not be withdrawn. See Section 1.

     For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

     ALL QUESTIONS AS TO THE FORM AND VALIDITY (INCLUDING TIME OF RECEIPT) OF ANY NOTICE OF WITHDRAWAL WILL BE DETERMINED BY PURCHASER, IN ITS SOLE DISCRETION, WHOSE DETERMINATION WILL BE FINAL AND BINDING. NONE OF PURCHASER, PARENT OR ANY OF THEIR RESPECTIVE AFFILIATES OR ASSIGNS, THE DEPOSITARY, THE INFORMATION AGENT OR ANY OTHER PERSON WILL BE UNDER ANY DUTY TO GIVE ANY NOTIFICATION OF ANY DEFECTS OR IRREGULARITIES IN ANY NOTICE OF WITHDRAWAL OR INCUR ANY LIABILITY FOR FAILURE TO GIVE ANY SUCH NOTIFICATION.

     Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date (or during the Subsequent Offering Period, if any) by following one of the procedures described in Section 3 (except Shares may not be re-tendered using the procedures for guaranteed delivery during any Subsequent Offering Period).

5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

     The following is a summary of the principal federal income tax consequences of the Offer and the Merger to holders whose Shares are purchased pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger (whether upon receipt of the Merger Consideration or pursuant to the proper exercise of dissenter's rights). The discussion applies only to holders of Shares who hold their Shares as capital assets, and may not apply to Shares received pursuant to the exercise of employee stock options or otherwise as compensation, or to holders of Shares who are not citizens or residents of the United States of America.

     THE TAX DISCUSSION SET FORTH BELOW IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY AND IS BASED UPON CURRENT LAW. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH HOLDER OF SHARES SHOULD CONSULT SUCH HOLDER'S OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY TO SUCH STOCKHOLDER OF THE RULES DISCUSSED AND THE PARTICULAR TAX EFFECTS OF THE OFFER AND THE MERGER ON SUCH STOCKHOLDER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND OTHER TAX LAWS.

     The receipt of cash pursuant to the Offer and the receipt of cash pursuant to the Merger (whether as Merger Consideration or pursuant to the proper exercise of dissenter's rights) will be a taxable transaction for federal income tax purposes (and also may be a taxable transaction under applicable state, local and other income tax laws). In general, for federal income tax purposes, a holder of Shares will recognize gain or loss equal to the difference between such holder's adjusted tax basis in the Shares sold pursuant to the Offer or converted to cash in the Merger and the amount of cash received therefor. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or converted to cash in the Merger. Such gain or loss will be capital gain or loss. Non-corporate holders (including individuals) will be subject to tax on the net amount of such gain at a maximum rate of 20% if the Shares were held for more than one year. Special rules (and generally lower maximum rates) apply to non-corporate taxpayers in lower tax brackets. The deductibility of capital losses is subject to certain limitations. Holders of Shares should consult their own tax advisors in this regard.

     Payments in connection with the Offer or the Merger may be subject to backup withholding at a 31% rate (or such reduced rate as applicable). Backup withholding generally applies if a stockholder (i) fails to furnish such stockholder's social security number or taxpayer identification number ("TIN"),
(ii) furnishes an incorrect TIN, (iii) fails properly to report interest or dividends or (iv) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN provided is such stockholder's correct number and that such stockholder is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons, including corporations and financial institutions generally, are exempt from backup withholding. Certain penalties apply for failure to furnish correct information and for failure to include the reportable payments in income. Each stockholder should consult with such stockholder's own tax advisor as to such stockholder's qualifications for exemption from withholding and the procedure for obtaining such exemption.

6. PRICE RANGE OF SHARES; DIVIDENDS.

     The Shares are listed and principally traded on Nasdaq. The following table sets forth, for the fiscal quarters indicated, the high and low intra-day sales prices per Share on Nasdaq as reported by the Dow Jones News Service. The Company did not pay or declare any dividends in the fiscal quarters indicated.

                              SHARE MARKET DATA(1)

                                                               HIGH      LOW
                                                              ------    -----
FY 1999:
  Third Quarter.............................................  $25.63    $4.69
  Fourth Quarter............................................  $ 7.81    $2.50
FY 2000:
  First Quarter.............................................  $ 9.13    $2.06
  Second Quarter............................................  $ 9.88    $1.06
  Third Quarter.............................................  $11.50    $3.00
  Fourth Quarter:...........................................  $ 5.88    $3.38
FY 2001:
  First Quarter.............................................  $ 5.44    $3.81
  Second Quarter............................................  $ 5.00    $1.66
  Third Quarter.............................................  $ 4.75    $2.50
  Fourth Quarter (through June 18, 2001)....................  $ 3.68    $2.01

---------------
(1) Share market data for fiscal year 1999 and the first quarter of fiscal year 2000 have been adjusted to reflect a 1:5 reverse stock split of the Shares, effective July 28, 1999.

     On Monday, June 18, 2001, the closing price per Share, as reported on Nasdaq, was $3.40. On Thursday, June 28, 2001, the last full trading day prior to the public announcement of the execution of the Merger Agreement and of Purchaser's intention to commence the Offer, the closing price per Share as reported on Nasdaq was $5.80. On July 9, 2001, the last full trading day prior to the commencement of the Offer, the closing price per Share as reported on Nasdaq was $5.21. As of July 9, 2001, the approximate number of holders of record of the Shares was 146.

     HOLDERS OF SHARES ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

7. CERTAIN INFORMATION CONCERNING THE COMPANY.

     Except as otherwise set forth in this Offer to Purchase, all of the information concerning the Company contained in this Offer to Purchase has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. Neither Purchaser nor Parent assumes any responsibility for the accuracy or completeness of the information concerning the Company furnished by the Company or contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Purchaser or Parent.

     General. The Company is a Delaware corporation with its principal executive offices located at 995 Benecia Avenue, Sunnyvale, California 94085 and its telephone number at such address is (408) 737-0505. According to the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2000, the Company develops, manufactures and markets minimally invasive systems to diagnose and treat cardiac tachyarrhythmias (abnormally rapid heart rhythms) which, if untreated, can cause palpitations, fainting and sudden cardiac arrest.

     Available Information. The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection at the Commission's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials may also be obtained by mail, upon payment of the Commission's customary fees, by writing to its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a World Wide Website on the Internet at http://www.sec.gov that contains reports and other information regarding issuers that file electronically with the Commission.

8. CERTAIN INFORMATION CONCERNING PURCHASER AND PARENT.

     General. Purchaser is a newly incorporated Delaware corporation organized in connection with the Offer and the Merger and has not carried on any activities other than in connection with the Offer and the Merger. The principal offices of Purchaser are located at One Boston Scientific Place, Natick, Massachusetts 01760-1537 and its telephone number at such address is (508) 650-8000. Purchaser is a direct wholly owned subsidiary of Parent.

     Until immediately prior to the time that Purchaser will purchase Shares pursuant to the Offer, it is not anticipated that Purchaser will have any significant assets or liabilities or engage in activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer and the Merger. Because Purchaser is newly formed and has minimal assets and capitalization, no meaningful financial information regarding Purchaser is available.

     Parent is a Delaware corporation. Its principal offices are located at One Boston Scientific Place, Natick, Massachusetts 01760-1537 and its telephone number at such address is (508) 650-8000. Parent is a worldwide developer, manufacturer and marketer of medical devices. The Company's products are used in a broad range of interventional medical specialties, including interventional cardiology, electrophysiology, gastroenterology, neuro-endovascular therapy, pulmonary medicine, interventional radiology, oncology, urology and vascular surgery.

     The name, citizenship, business address, business telephone number, principal occupation or employment, and five-year employment history for each of the directors and executive officers of Purchaser and Parent and certain other information are set forth in Schedule I hereto. Except as described in this Offer to Purchase and in Schedule I hereto, none of Parent, Purchaser or, to the best knowledge of such corporations, any of the persons listed on Schedule I to the Offer of Purchase has during the last five years (i) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or
(ii) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.

     Neither Parent nor Purchaser owns any Shares. Except as described in this Offer to Purchase (i) none of Purchaser, Parent nor, to the best knowledge of Purchaser and Parent, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority owned subsidiary of Purchaser, Parent or any of the persons so listed, beneficially owns or has any right to acquire any Shares and (ii) none of Purchaser, Parent nor, to the best knowledge of Purchaser and Parent, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares during the past 60 days.

     Except as provided in the Merger Agreement and the Stockholder Agreements and as otherwise described in this Offer to Purchase, none of Purchaser, Parent nor, to the best knowledge of Purchaser and Parent, any of the persons listed in
Schedule I to this Offer to Purchase, has any agreement, arrangement or understanding, whether or not legally enforceable, with any other person with respect to any securities of the Company, including, but not limited to, the transfer or voting of such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations. Except as set forth in this Offer to Purchase, since June 1, 1999, neither Purchaser nor Parent nor, to the best knowledge of Purchaser and Parent, any of the persons listed on Schedule I hereto, has had any transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the Commission applicable to the Offer. Except as set forth in this Offer to Purchase, since June 1, 1999, there have been no negotiations, transactions or material contacts between any of Purchaser, Parent, or any of their respective subsidiaries or, to the best knowledge of Purchaser and Parent, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer for or other acquisition of any class of the Company's securities, an election of the Company's directors or a sale or other transfer of a material amount of assets of the Company.

9. FINANCING OF THE OFFER AND THE MERGER.

     The Offer is not conditioned upon any financing arrangements. The total amount of funds required by Purchaser to consummate the Offer and the Merger and to consummate the transactions contemplated by the Merger Agreement and the Stock Purchase Agreement, and to pay related fees and expenses is estimated to be approximately $115 million. Purchaser will obtain all of such funds from Parent. Parent will provide such funds from existing resources or borrowing availability.

10. BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY; THE MERGER AGREEMENT AND RELATED AGREEMENTS.

     On an ongoing basis, management of Parent identifies candidates for acquisitions, business combinations or strategic alliances in order to further its strategic plan and strengthen its existing core businesses.

     As part of the foregoing, from April 1999 to June 1999, Parent and Cardiac Pathways conducted preliminary discussions and negotiations regarding a potential business combination transaction. In June 1999 these discussions terminated as a result of the parties' inability to agree on the terms of a transaction.

     In early October 2000, a representative of Parent contacted a representative of Cardiac Pathways to express Parent's interest in a potential business combination transaction with Cardiac Pathways. During the period from October 2000 until November 2000, the respective representatives of Parent and Cardiac Pathways engaged in discussions with respect to a potential business combination transaction between Parent and Cardiac Pathways. In connection with these discussions, on October 10, 2000, Parent and Cardiac Pathways entered into a confidentiality agreement, and Parent and its legal advisors conducted a preliminary due diligence investigation of Cardiac Pathways. In November 2000 these discussions terminated as a result of the parties' inability to agree on the terms of a transaction.

     On April 19, 2001, a representative of Dain Rauscher contacted David Milne, Director -- New Business Development of Parent, to discuss a potential business combination transaction between Parent and Cardiac Pathways.

     On May 1, 2001, Lawrence Best, Senior Vice President and Chief Financial Officer of Parent, and Thomas Coen, President of EP Technologies (a division of Parent) and Mr. Milne met in Natick, Massachusetts with Thomas Prescott, President and Chief Executive Officer of Cardiac Pathways, Eldon Bullington, Vice President, Finance and Chief Financial Officer of Cardiac Pathways and other representatives of Cardiac Pathways and a representative of Dain Rauscher. At that meeting, representatives of Cardiac Pathways presented the business plan and existing technology platforms of Cardiac Pathways and gave a financial overview of Cardiac Pathways.

     During the period from May 15 through June 6, 2001, representatives of Parent engaged in further discussions by telephone conference call with representatives of Cardiac Pathways regarding a proposed business combination transaction between Parent and Cardiac Pathways.

     On May 18, 2001, Parent delivered an initial draft letter setting forth Parent's preliminary non-binding expression of interest in purchasing all the fully diluted equity interests of Cardiac Pathways.

     Between May 23 and June 6, 2001, the parties and their advisors continued to negotiate the terms on which Cardiac Pathways would be prepared to proceed with a business combination transaction with Parent.

     On June 6, 2001, Mr. Best, on behalf of Parent, and Mr. Prescott, on behalf of Cardiac Pathways, executed a letter setting forth Parent's preliminary non-binding expression of interest in purchasing all the fully diluted equity interests of Cardiac Pathways for $115 million in cash, and containing the agreement of Cardiac Pathways to negotiate exclusively with Parent regarding the proposed acquisition until June 30, 2001.

     Between June 6 and June 15, 2001, representatives of Parent and Cardiac Pathways, together with their outside respective legal counsel, Shearman & Sterling and Wilson Sonsini Goodrich & Rosati, Professional Corporation ("WSGR"), participated in several telephone calls regarding the structure of the proposed transaction.

     On June 12 and June 13, 2001, representatives of Parent and representatives of Shearman & Sterling conducted legal due diligence at a data room at the offices of WSGR in Palo Alto, CA. On the same dates, James Taylor, Senior Vice President -- Corporate Operations of Parent, Robert MacLain, Senior Vice President -- Human Resources of Parent, Vance Brown, Corporate Counsel of Parent and Messrs. Coen and Milne met at WSGR's offices in Palo Alto, CA with Messrs. Prescott and Bullington as well as additional members of Cardiac Pathways' management team to conduct business and operational due diligence, which included an on-site technology demonstration at Cardiac Pathways' Sunnyvale, CA facility. Representatives of Parent and Shearman & Sterling continued their due diligence investigation over the next few weeks.

     On June 15, 2001, Shearman & Sterling delivered drafts of the Merger Agreement and the Stockholder Agreements to Cardiac Pathways, WSGR and Dain Rauscher.

     On June 20, 2001, Messrs. Best, Milne, Knopf and Brown and representatives of Shearman & Sterling met in the New York offices of Shearman & Sterling with Messrs. Prescott and Bullington and representatives of WSGR and Dain Rauscher to negotiate the terms of the proposed transaction, including the terms of the Merger Agreement and Parent's requirement that stockholders of Cardiac Pathways holding more than a majority of the outstanding voting securities of Cardiac Pathways enter into Stockholder Agreements with Parent.

     On June 22, 2001, copies of the Merger Agreement and the Stock Purchase Agreement were forwarded on a confidential basis to Davis Polk & Wardwell, outside legal counsel to Cardiac Pathways' stockholders affiliated with Morgan Stanley and Bank of America Ventures.

     On June 25, 2001, Mr. Bullington and representatives of WSGR contacted representatives of Van Wagoner Capital Management, Cardiac Pathways' largest single stockholder, on a confidential basis to seek its support of the transaction. Copies of the Stockholder Agreement and the Merger Agreement were forwarded to its outside legal counsel, Shartsis, Friese & Ginsburg LLP.

     From June 22 through June 28, 2001, representatives of Cardiac Pathways and WSGR continued to negotiate the terms of the Merger Agreement and the Stockholder Agreements with representatives of Parent and Shearman & Sterling by telephone conference call. A representative of Davis Polk & Wardwell participated in the negotiations regarding the Stock Purchase Agreement on behalf of Cardiac Pathways' stockholders affiliated with Morgan Stanley and Bank of America Ventures and a representative of Shartsis, Friese & Ginsburg LLP participated in the negotiations regarding the Stockholder Agreement on behalf of Van Wagoner.

     On June 27, 2001, the Parent board of directors met telephonically. After discussion, which included updates on the financial and legal aspects of the proposed transaction from members of the senior management of Parent, the Parent board of directors unanimously approved the transactions contemplated by the Merger Agreement, the Stock Purchase Agreement and the Stockholder Support Agreements, and approved the forms of such agreements.

     On the evening of June 27, 2001, Cardiac Pathways' Board met at WSGR's Palo Alto, CA office (with a certain director participating by telephone) regarding the status of the discussions with Parent. Representatives of WSGR and Dain Rauscher participated in the meeting. Dain Rauscher reviewed with the Board its financial analysis of the proposed transaction and advised the Board that it would be in a position to deliver its opinion as to the fairness, from a financial point of view, of the Per Share Price to the holders of Shares if asked to do so. Mr. Prescott and representatives of WSGR provided the Board with an update on the progress of the discussions with Parent. Representatives of WSGR updated the Board on the open issues to be negotiated and advised the Board of its fiduciary obligations in considering the transaction. After extensive discussion, the Board advised management and WSGR as to its positions on the various open issues, instructed them to continue negotiating such points and to report back to the Board at a special meeting to be held on June 28, 2001.

     On the morning of June 28, 2001, Messrs. Knopf, Brown, Prescott and Bullington, as well as representatives of Shearman & Sterling and WSGR, negotiated the remaining open issues. Counsel for Cardiac Pathways stockholders affiliated with Morgan Stanley, Bank of America Ventures and for Van Wagoner participated in the negotiation of the remaining open issues with respect to the Stockholder Agreements.

     Later on the morning of June 28, 2001, Cardiac Pathways' Board convened a special telephonic meeting with its legal and financial advisors. During this meeting, management and WSGR provided the Board with an update on the status of the discussions with Parent. After discussion, Cardiac Pathways' Board unanimously (a) determined that the Merger Agreement and the Transactions are fair to, and in the best interests of, the holders of Shares, (b) approved, adopted and declared advisable the Merger Agreement and the Transactions, and
(c) resolved to recommend that the holders of Shares accept the Offer, tender their Shares pursuant thereto and, if applicable, vote to adopt the Merger Agreement. Dain Rauscher delivered to the Board its oral opinion (which was confirmed in writing later that evening) that, as of that date, the Per Share Price is fair, from a financial point of view, to the holders of Shares.

     Several conference calls were conducted throughout the day and evening of June 28, 2001 among Messrs. Best, Knopf, Brown, Prescott and Bullington, as well as representatives of Shearman & Sterling and WSGR, during which the final issues regarding drafting of the Merger Agreement and Stockholder Agreements were resolved.

     On the evening of June 28, 2001, Parent and Cardiac Pathways executed the Merger Agreement. Contemporaneously with the execution of the Merger Agreement, Parent and the respective other parties thereto executed the Stock Purchase Agreement and the Stockholder Support Agreements.

     On the morning of June 29, 2001, Parent and Cardiac Pathways issued a joint press release announcing the execution of the Merger Agreement on June 28, 2001. A joint conference call was also held on the afternoon of June 29, 2001 to discuss the transaction.

THE MERGER AGREEMENT

     THE FOLLOWING IS A SUMMARY OF CERTAIN PROVISIONS OF THE MERGER AGREEMENT. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT, WHICH IS INCORPORATED HEREIN BY REFERENCE, AND A COPY OF WHICH HAS BEEN FILED AS AN EXHIBIT TO THE TENDER OFFER STATEMENT ON SCHEDULE TO (THE "SCHEDULE TO") FILED BY PURCHASER AND PARENT WITH THE COMMISSION IN CONNECTION WITH THE OFFER. THE MERGER AGREEMENT MAY BE EXAMINED AND COPIES MAY BE OBTAINED AT THE PLACES SET FORTH IN SECTION 7. DEFINED TERMS USED HEREIN AND NOT DEFINED HEREIN SHALL HAVE THE RESPECTIVE MEANINGS ASSIGNED TO THOSE TERMS IN THE MERGER AGREEMENT.

     The Offer. The Merger Agreement provides for the commencement of the Offer as promptly as reasonably practicable, but, subject to certain exceptions, in no event later than seven business days after the initial public announcement of Purchaser's intention to commence the Offer. The obligation of Purchaser to accept for payment Shares tendered pursuant to the Offer is subject to the satisfaction of the Minimum Condition and the HSR Condition and certain other conditions that are described in Section 14 hereof. Purchaser and Parent have agreed that no change in the Offer may be made which decreases the price per Share payable in the Offer, which reduces the maximum number of Shares to be purchased in the Offer, changes the form of consideration to be paid in the Offer, amends any other terms of the Offer in a manner adverse to the holders of Shares, or which imposes conditions to the Offer in addition to those set forth in Section 14 hereof.

     The Merger. The Merger Agreement provides that, upon the terms and subject to the conditions thereof, and in accordance with Delaware Law, Purchaser shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Purchaser will cease and the Company will continue as the Surviving Corporation and will become a wholly owned subsidiary of Parent. Upon consummation of the Merger, each issued and then outstanding Share (other than any Shares held in the treasury of the Company, or owned by Purchaser, Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company and any Shares which are held by holders of Shares who have not voted in favor of the Merger and who shall have demanded properly in writing appraisal for such Shares in accordance with Delaware Law) shall be canceled and converted automatically into the right to receive the Merger Consideration payable, without interest, to the holder of such Share.

     Pursuant to the Merger Agreement, each Series B Share issued and outstanding immediately prior to the Effective Time shall be canceled and converted automatically into the right to receive cash in an amount equal to the liquidation preference set forth in section 6(a) of the Certificate of Designation plus the Merger Consideration (calculated as though each Series B Shares had been converted into Shares in accordance with the Certificate of Designation), in each case without interest, to the holder of such Series B Share.

     The Merger Agreement provides that the directors of Purchaser immediately prior to the Effective Time will be the initial directors of the Surviving Corporation and that the officers of Purchaser immediately prior to the Effective Time will be the initial officers of the Surviving Corporation. Subject to the Merger Agreement, at the Effective Time, the Certificate of Incorporation of Purchaser, as in effect immediately prior to the

Effective Time, will be the Certificate of Incorporation of the Surviving Corporation. Subject to the Merger Agreement, at the Effective Time, the By-laws of Purchaser, as in effect immediately prior to the Effective Time, will be the By-laws of the Surviving Corporation.

     Stockholder's Meeting. Pursuant to the Merger Agreement, the Company shall, if required by applicable law in order to consummate the Merger, (i) duly call, give notice of, convene and hold an annual or special meeting of its stockholders as promptly as practicable following the purchase by Purchaser of Shares pursuant to the Offer, or, if the Offer shall have been terminated, consummation of the transactions contemplated by the Stockholder Agreements that would result in Parent or Purchaser acquiring a majority of the voting securities of the Company on a fully diluted basis, for the purpose of considering and taking action on the Merger Agreement (the "Stockholder's Meeting"), and (ii) (A) subject to the exceptions provided in the Merger Agreement, include in the Proxy Statement, and not subsequently withdraw, amend, change or modify in any manner adverse to Purchaser or Parent, the recommendation of the Board that the stockholders of the Company adopt the Merger Agreement and the transactions contemplated thereby and (B) use its best efforts to obtain such adoption. If Purchaser acquires at least a majority (after giving effect to the assumed purchase of the Series B Shares pursuant to the Stock Purchase Agreement as though such purchase had already occurred) of the outstanding Shares on an "as-converted" basis, Purchaser will have sufficient voting power to approve the Merger, even if no other stockholder votes in favor of the Merger. UPON CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THE STOCKHOLDER AGREEMENTS, PARENT AND PURCHASER, BY VIRTUE OF THE ACQUISITION OF APPROXIMATELY 68% OF THE OUTSTANDING VOTING SECURITIES OF THE COMPANY, WILL OWN A NUMBER OF SHARES AND SERIES B SHARES SUFFICIENT, EVEN IF NO OTHER SHARES ARE TENDERED IN THE OFFER, TO CAUSE THE MERGER TO OCCUR WITHOUT THE AFFIRMATIVE VOTE OF ANY OTHER STOCKHOLDER OF THE COMPANY. SEE SECTION 11.

     Proxy Statement. The Merger Agreement provides that the Company shall, if approval of the Company's stockholders is required by applicable law to consummate the Merger, promptly following the purchase by Purchaser of Shares pursuant to the Offer, or, if the Offer shall have been terminated, consummation of the transactions contemplated by the Stockholder Agreements that would result in Parent or Purchaser acquiring a majority of the voting securities of the Company on a fully diluted basis, file with the Commission under the Exchange Act, and use its best efforts to have cleared by the Commission promptly, a proxy statement and related proxy materials (the "Proxy Statement") with respect to the Stockholders' Meeting and shall cause the Proxy Statement and all required amendments and supplements thereto to be mailed to stockholders of the Company at the earliest practicable time. The Company has agreed, subject to the exceptions provided in the Merger Agreement, to include in the Proxy Statement, and not subsequently withdraw, amend, change or modify in any manner adverse to Purchaser or Parent, the recommendation of the Board that the stockholders of the Company adopt the Merger Agreement. Parent and Purchaser have agreed to cause all Shares then owned by them and their subsidiaries to be voted in favor of adoption of the Merger Agreement. The Merger Agreement provides that, in the event that Purchaser shall acquire at least 90% of each of the then outstanding Shares and Series B Shares, Purchaser and Parent will take all necessary actions to cause the Merger to become effective, in accordance with Delaware Law, as promptly as reasonably practicable after the Offer, without a meeting of the Company's stockholders.

     Conduct of Business by the Company Pending the Merger. Pursuant to the Merger Agreement, the Company has agreed that, between the date of the Merger Agreement and the Effective Time, unless Parent shall otherwise agree in writing (or except as expressly contemplated by the Merger Agreement or the schedules thereto), the businesses of the Company and its subsidiaries (the "Subsidiaries" and, individually, a "Subsidiary") shall be conducted only in, and the Company and the Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and the Company shall use its reasonable best efforts to preserve substantially intact the business organization of the Company and the Subsidiaries, to keep available the services of the current officers, employees and consultants of the Company and the Subsidiaries and to preserve the current relationships of the Company and the Subsidiaries with customers, suppliers and other persons with which the Company or any Subsidiary has significant business relations. The Merger Agreement provides that, by way of amplification and not limitation, except as contemplated therein, neither the Company nor any Subsidiary shall, between the date of the Merger

Agreement and the Effective Time, directly or indirectly, do, or propose to do, any of the following, without the prior written consent of Parent:

          (a) amend or otherwise change its Restated Certificate of Incorporation or By-laws or equivalent organizational documents;

          (b) issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of (i) any shares of any class of capital stock of the Company or any Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Subsidiary (except for the securities issuable pursuant to outstanding Company options and warrants or pursuant to the Company's employee stock purchase plan) or (ii) any assets of the Company or any Subsidiary, except in the ordinary course of business and in a manner consistent with past practice;

          (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for dividends by any direct or indirect wholly owned Subsidiary to the Company or any other Subsidiary or the accrual of cumulative dividends on the Series B Shares pursuant to the Certificate of Designation;

          (d) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock;

          (e) (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or any significant amount of assets; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or grant any security interest in any of its assets, except, in each case, in the ordinary course of business and consistent with past practice; (iii) enter into any contract or agreement that would be a Material Contract (as defined in the Merger Agreement), (iv) enter into any distribution or manufacturing contract or agreement, other than contracts or agreements (including intellectual property contracts) entered into in the ordinary course of business and consistent with past practice; (v) authorize, or make any commitment with respect to, any capital expenditure in any manner not reflected in the capital budget of the Company; or (vi) enter into or amend any contract, agreement, commitment or binding arrangement with respect to any matter set forth in the relevant section of the Merger Agreement;

          (f) take any action that would have the effect, directly or indirectly, of causing the amount of cash and cash equivalents (as such term is defined under GAAP) held by the Company and the Subsidiaries (i) to be less than $15.0 million on a consolidated basis at any time up to and including September 30, 2001 or (ii) to be less than $10.0 million on a consolidated basis at any time after September 30, 2001 to the expiration of the Offer (as may be extended from time to time in accordance with the terms of the Merger Agreement), provided, however, the Company shall be entitled to pay documented out-of-pocket fees and expenses of the Company incurred in connection with the Transactions up to the aggregate amount of $2.5 million; and provided further, however, that the Company shall be entitled to pay additional reasonable documented out-of-pocket fees and expenses of the Company incurred in connection with causing the waiting period under the HSR Act to expire or be terminated (including any required filings and complying with any extension of any such waiting period) or any litigation resulting from or relating to the approval of, or the entering into, or compliance with the terms of, or the taking of any action required by, the Merger Agreement, and such payments shall in either case be deemed included in the amount of cash and cash equivalents held by the Company and the Subsidiaries;

          (g) increase the compensation payable or to become payable or the benefits provided to its directors, officers or employees, except for increases in the ordinary course of business and consistent with past practice in salaries, wages, bonuses or incentives of employees of the Company or any Subsidiary who are not directors or officers of the Company, or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of the Company or of any Subsidiary, or establish, adopt, enter into or amend any collective bargaining, bonus, profit-sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;

          (h) change any of the accounting methods used by it unless required by GAAP;

          (i) make any tax election other than immaterial tax elections in the ordinary course consistent with past practice or settle or compromise any United States federal, state, local or non-United States material income tax liability;

          (j) pay, discharge or satisfy any material claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of any such liabilities in the ordinary course of business and consistent with past practice;

          (k) amend, modify or consent to the termination of any Material Contract (as defined in the Merger Agreement), or amend, waive, modify or consent to the termination of the Company's or any Subsidiary's material rights thereunder, other than in the ordinary course of business and consistent with past practice;

          (l) commence or settle any litigation, suit, claim, action, proceeding or investigation; or

          (m) announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do anything set forth in paragraphs (a) through (l) above.

     Company Board Representation. The Merger Agreement provides that, promptly upon the purchase by Purchaser of Shares pursuant to the Offer, and from time to time thereafter, Purchaser shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Board as shall give Purchaser representation on the Board equal to the product of the total number of directors on the Board (giving effect to the directors elected pursuant to this sentence), multiplied by the percentage that the aggregate number of Shares and Series B Shares beneficially owned by Purchaser or any affiliate of Purchaser following such purchase bears to the total number of Shares then outstanding on an "as-converted" basis, and the Company shall, at such time, promptly take all actions necessary to cause Purchaser's designees to be elected as directors of the Company, including increasing the size of the Board or securing the resignations of incumbent directors (the moment of such election being the "Appointment Time"). Prior to the date of the Merger Agreement, the Company obtained the conditional resignations of all but two of the incumbent directors of the Company, which conditional resignations shall automatically become effective at the Appointment Time. The Merger Agreement also provides that, the Company shall use its best efforts to cause persons designated by Purchaser to constitute the same percentage as persons designated by Purchaser shall constitute of the Board of (a) each committee of the Board, (b) each board of directors of each Subsidiary, and (c) each committee of each such board, in each case only to the extent permitted by applicable law. Notwithstanding the foregoing, until the Effective Time, such Board shall have at least two directors who are directors of the Company on the date of the Merger Agreement or such nominees of such directors and who are not officers of employees of the Company (the "Continuing Directors").

     The Merger Agreement provides that, following the election or appointment of Purchaser's designees in accordance with the immediately preceding paragraph and prior to the Effective Time, the affirmative vote of at least one Continuing Director shall be required for the Company to (a) amend or terminate the Merger Agreement or agree or consent to any amendment or termination of the Merger Agreement, (b) amend the Restated Certificate of Incorporation or By-laws of the Company in a manner that is reasonably likely to adversely affect the interests of the holders of the Shares or Series B Shares (other than Parent or its affiliates), (c) waive any of the Company's rights, benefits or remedies under the Merger Agreement, (d) extend the time for performance of Parent's and Purchasers, respective obligations under the Merger Agreement, or (e) approve any other action by the Company which is reasonably likely to adversely affect the interests of the holders of the Shares or the Series B Shares (other than Parent or its affiliates).

     No Solicitation of Transactions. Neither the Company nor any Subsidiary shall, directly or indirectly, through any officer, director, employee, representative, agent or otherwise (collectively, the "Representatives"), (a) solicit, initiate or take any action intended to encourage the submission of any Acquisition Proposal (as defined below), or (b) except as required by the fiduciary duties of the Board under applicable law after consultation with outside legal counsel in response to unsolicited proposals, participate in any discussions or negotiations regarding, or furnish to any person, any information (provided that prior to furnishing such information, the Company enters into a customary, confidentiality agreement on terms no less favorable to the Company than those contained in the confidentiality agreement entered into between the Company and Parent (the "Confidentiality Agreement") with respect to, or otherwise cooperate in any way with respect to, or assist or participate in, or take any action intended to facilitate or encourage, any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal. The Company shall, and shall direct or cause its Representatives to, immediately cease and cause to be terminated any discussions or negotiations with any parties that may be ongoing with respect to any Acquisition Proposal.

     The Company has also agreed that neither the Board nor any committee thereof shall (a) withhold, withdraw, amend, change or modify, or propose to withhold, withdraw, amend, change or modify, in a manner adverse to Parent or Purchaser, the approval or recommendation by the Board or any such committee of the Merger Agreement, the Offer, the Merger or any other transaction contemplated by the Merger Agreement or the Stockholder Agreements (the "Transactions"), (b) approve or recommend, or propose to approve or recommend, any Acquisition Proposal or (c) enter into any agreement with respect to any Acquisition Proposal. Notwithstanding the foregoing, in the event that, prior to the time of acceptance for payment of Shares pursuant to the Offer, the Board determines in good faith that it is required to do so by its fiduciary duties under applicable law after consultation with outside legal counsel, the Board may withhold, withdraw, amend, change or modify its approval or recommendation of the Offer and the Merger.

     The Company has agreed to promptly advise Parent orally (within one business day) and in writing (within two business days) of (a) any Acquisition Proposal or any request for information with respect to any Acquisition Proposal, the material terms and conditions of such Acquisition Proposal or request and the identity of the person making such Acquisition Proposal or request and (b) any changes in any such Acquisition Proposal or request.

     Except as required by the Board's fiduciary duties under applicable law after consultation with outside legal counsel, the Company has further agreed not to release any third party from, or waive any provision of, any standstill agreement or any material provision of any confidentiality agreement to which the Company is a party.

     Notwithstanding the Company's agreements in the four preceding paragraphs in respect of Acquisition Proposals (but subject to the other terms and conditions of the Merger Agreement), at any time on or after November 15, 2001 and prior to the Appointment Time, the Company may, upon delivery of written notice to Purchaser, solicit, initiate, or participate in discussions or negotiations regarding (or provide information in connection with) the acquisition by any person or persons that is not a competitor of Parent or the Company (as determined by Parent in its reasonable judgment) of equity securities of the Company representing not more than 40% of the equity securities of the Company (calculated on a fully diluted basis as though such proposed issuance had already occurred); provided, however, that (i) the Company shall not enter into any contract, agreement or arrangement in respect of any such proposed equity issuance, (ii) prior to engaging in any such discussions or negotiations, or providing any such information, the Company shall have entered into a confidentiality agreement with such person or persons on terms no less favorable to the Company than those contained in the Confidentiality Agreement, and (iii) no single person or group of persons would, if the transactions contemplated by such discussions or negotiations were consummated, acquire more than 5% of the equity securities of the Company (calculated on a fully diluted basis as though such proposed issuance had already occurred).

     "Acquisition Proposal" means (a) any proposal or offer from any person other than Parent or Purchaser relating to any direct or indirect acquisition of
(i) all or a substantial part of the assets of the Company or (ii) over 15% of any class of equity securities of the Company; (b) any tender offer or exchange offer, as defined pursuant to the Exchange Act, that, if consummated, would result in any person beneficially owning 15% or more of any class of equity securities of the Company, other than the Offer; or (c) any merger, consolidation, business combination, sale of all or a substantial part of the assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any Subsidiary, other than the Transactions; or (iv) any other similar transaction that would impede, interfere with, prevent or materially delay one or more of the Transactions.

     Employee Stock Options and Other Employee Benefits. The Merger Agreement also provides that, effective as of the Effective Time, the Company shall take all necessary action to (a) terminate the Company's 1991 Stock Option Plan, the 1996 Director Option Plan, the 1998 Nonstatutory Stock Option Plan and 2000 Stock Option Plan, each as amended through the date of the Merger Agreement (the "Company Stock Option Plans"), and (b) cancel, at the Effective Time, each outstanding option to purchase shares of Company Common Stock granted under the Company Stock Option Plans (each, a "Company Stock Option") that is outstanding and unexercised as of such date. Each holder of a Company Stock Option that is outstanding and unexercised at the Effective Time shall be entitled to receive from the Surviving Corporation immediately after the Effective Time, in exchange for the cancellation of such Company Stock Option, an amount in cash equal to the excess, if any, of (i) the Per Share Amount over (ii) the per share exercise price of such Company Stock Option, multiplied by the number of shares of Company Common Stock subject to such Company Stock Option as of the Effective Time. Any such payment shall be subject to all applicable federal, state and local tax withholding requirements.

     As of the last day of the payroll period immediately preceding the earlier of the Appointment Time and November 1, 2001 (the "ESPP Date"), all offering and purchase periods under way under the Company's Employee Stock Purchase Plan (the "ESPP"), shall be terminated and, as of the date of the Merger Agreement, no new offering or purchase periods shall be commenced. The Company shall take all necessary action, including providing all required notices to participants, to ensure that the rights of participants in the ESPP with respect to any such offering or purchase periods shall be determined by treating the ESPP Date as the last day of such offering and purchase periods. The Company shall take all actions as may be necessary in order to freeze the rights of the participants in the ESPP, effective as of the date of the Merger Agreement, to existing participants and, to the extent permissible under the ESPP, existing participation levels. At the Appointment Time, the Company shall terminate the ESPP.

     Subject to the last sentence of this paragraph, the Merger Agreement provides that (a) from and after the Effective Time, Parent shall cause the Surviving Corporation to honor and satisfy all obligations and liabilities with respect to all employee related contracts, agreements, arrangement, policies, plans and commitments of the Company and its Subsidiaries; (b) Parent shall cause the Surviving Corporation to continue to provide employees of the Company and its Subsidiaries with benefits (including welfare benefit and excluding equity compensation) that are substantially similar to the benefits currently provided by the Company, provided, however, that the Surviving Corporation shall not be required to provide any specific benefits that Parent does not otherwise provide to its similarly situated employees; and (c) to the extent that service is relevant for eligibility, vesting or allowances (including flexible time off), but not for benefit accruals, under any plan, program or arrangement of Purchaser and/or the Surviving Corporation, then Parent shall ensure that such plan, program or arrangement shall credit employees for service prior to the Effective Time with the Company and its Subsidiaries. However, Parent, Purchaser or the Surviving Corporation retain the right under the Merger Agreement (a) to terminate employment or change the place of work, responsibilities, status or description of any employee or group of employees, or (b) to terminate any employee benefit plan without establishing a replacement plan (to the extent the Company would have had such right prior to the Effective Time), in each case in their discretion.

     Directors' and Officers' Indemnification Insurance. The Merger Agreement further provides that the Certificate of Incorporation and By-laws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification and limitation of liability for directors, officers, employees, fiduciaries and agents than are set forth in the Restated Certificate of Incorporation and By-laws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by law.

     Parent is also obligated to, and to cause the surviving corporation in the Merger to, fulfill and honor in all respects the obligations of the Company under indemnification agreements with the Company's officers and directors and under the Company's Restated Certificate of Incorporation and Bylaws. The Merger Agreement also provides that Parent shall cause the Surviving Corporation to maintain in effect for six years from the Effective Time, if available, the current directors' and officers' liability insurance policies maintained by the Company (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions that are not materially less favorable) with respect to matters occurring prior to the Effective Time subject to certain price limitations.

     Parent, Purchaser and the Company have also agreed that in the event the Company or the Surviving Corporation or any of their respective successors or assigns (a) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (b) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Company or the Surviving Corporation, as the case may be, or at Parent's option, Parent, shall assume the foregoing indemnity obligations.

     Further Action; Reasonable Best Efforts. The Merger Agreement provides that, subject to its terms and conditions, each of the parties thereto shall (a) make promptly its respective filings, and thereafter make any other required submissions, under the HSR Act and applicable German antitrust laws, if any, with respect to the Transactions and (b) use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Transactions, including, without limitation, using its reasonable best efforts to obtain all Permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company and the Subsidiaries as are necessary for the consummation of the Transactions and to fulfill the conditions to the Offer and the Merger; provided that neither Purchaser nor Parent will be required to take any action, including entering into any consent decree, hold separate orders or other arrangements, that (i) requires the divestiture of any assets of any of Purchaser, Parent, the Company or any of their respective subsidiaries or (ii) limits Parent's freedom of action with respect to, or its ability to retain, the Company and the Subsidiaries or any portion thereof or any of Parent's or its affiliates' other assets or businesses.

     The Merger Agreement also provides that except where prohibited by applicable law, and subject to the Confidentiality Agreement, Company and Parent each shall promptly (a) supply the other with any information which may reasonably be required in order to effectuate such filings and (b) supply any additional information which reasonably may be required by antitrust, competition or merger control authorities in any competent jurisdiction and which the parties may reasonably deem appropriate.

     The Merger Agreement also provides that each of the parties agrees to cooperate and use its reasonable best efforts to vigorously contest and resist any Action, including administrative or judicial Action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits consummation of the Transactions, including, without limitation, by vigorously pursuing all available avenues of administrative and judicial appeal.

     Representations and Warranties. The Merger Agreement contains various customary representations and warranties of the parties thereto including representations by the Company and Seller as to the absence of certain changes or events concerning the Company's business, compliance with law, litigation, employee benefit plans, labor matters, property and leases, intellectual property, environmental matters, taxes, amendments to the Rights Agreement, material contracts, insurance and brokers.

     Conditions to the Merger. Under the Merger Agreement, the respective obligations of each party to effect the Merger are subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

          (a) if necessary under Delaware Law, the Merger Agreement shall have been adopted by the affirmative vote of the stockholders of the Company;

          (b) any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated;

          (c) no governmental authority shall have enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the acquisition of Shares by Parent or Purchaser or any affiliate of either of them illegal or otherwise restricting, preventing or prohibiting consummation of the Transactions; and

          (d) Parent, Purchaser, or any affiliate or permitted assignee thereof shall have (i) purchased all Shares validly tendered and not withdrawn pursuant to the Offer that, together with any Shares, Series B Shares or warrants purchased pursuant to the Stockholder Agreements, would satisfy the Minimum Condition, or (ii) purchased a number of Series B Shares, Shares and Warrants pursuant to the Stockholder Agreements constituting a majority of the outstanding Shares of the Company on a fully diluted basis (including, without limitation, all Shares issuable upon the conversion of the Series B Shares or upon the exercise or conversion of any options, warrants, rights or other convertible securities, but excluding any securities that have an effective conversion or exercise price immediately prior to the expiration of the Offer that is in excess of the Per Share Amount); provided, however, that this condition shall not be applicable to the obligations of Parent or Purchaser if (x) in breach of the Merger Agreement or the terms of the Offer, Purchaser fails to purchase any Shares validly tendered and not withdrawn pursuant to the Offer, or (y) in breach of the Stockholder Agreements, Parent or Purchaser fails to purchase any Series B Shares, Shares or Warrants, as applicable, thereunder.

     Termination. The Merger Agreement provides that it may be terminated and the Merger and the other Transactions may be abandoned, notwithstanding any requisite adoption of the Merger Agreement by the stockholders of the Company:

          (a) at any time prior to the Effective Time, by mutual written consent of each of Parent, Purchaser and the Company duly authorized by the Boards of Directors of Parent, Purchaser and the Company; or

          (b) at any time prior to the Effective Time, by either Parent, Purchaser or the Company if (i) the Effective Time shall not have occurred on or before December 31, 2001; provided, however, that the right to terminate the Merger Agreement shall not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date or (ii) any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making consummation of the Offer or the Merger illegal or otherwise preventing or prohibiting consummation of the Offer or the Merger; or

          (c) at any time prior to the Appointment Time, by Parent if due to an occurrence or circumstance that would result in a failure to satisfy any condition set forth in Conditions to the Offer annexed to the Merger Agreement (and as summarized in Section 14 of this Offer to Purchase), Purchaser shall have (i) failed to commence the Offer within 30 days following the date of the Merger Agreement, (ii) terminated the Offer without having accepted any Shares for payment thereunder or (iii) failed to accept Shares for payment pursuant to the Offer within 90 days following the commencement of the Offer (provided, however, that the applicable time period specified in clause (iii) shall be extended until the earlier to occur of (A) the fifth business day following the public announcement of the expiration or termination of any applicable waiting period under the HSR Act and (B) December 31, 2001), unless such action or inaction under clauses (i), (ii) or (iii) of this paragraph (c) shall have been caused by or resulted from the failure of Parent or Purchaser to perform, in any material respect, any of their material covenants or agreements contained in the Merger Agreement, or the material breach by Parent or

     Purchaser of any of their material representations or warranties contained in the Merger Agreement in which case Parent may not terminate the Merger Agreement; or

          (d) at any time prior to the Appointment Time, by the Company, upon approval of the Board, if Purchaser shall have in breach of the terms of the Merger Agreement (i) failed to commence the Offer within 30 days following the date of the Merger Agreement, (ii) terminated the Offer without having accepted any Shares for payment thereunder or (iii) failed to accept Shares for payment pursuant to the Offer within 90 days following the commencement of the Offer (provided, however, that the applicable time period specified in clause (iii) shall be extended until the earlier to occur of (A) the fifth business day following the public announcement of the expiration or termination of any applicable waiting period under the HSR Act and (B) December 31, 2001), unless such action or inaction under clauses (i), (ii) or (iii) of this paragraph (d) shall have been caused by or resulted from the failure of the Company or any of the Stockholders to perform, in any material respect, any of their respective material covenants or agreements contained in the Merger Agreement or any of the Stockholder Agreements or any material breach by the Company or the Stockholder of any of their material representations or warranties contained in the Merger Agreement or the Stockholder Agreements, in which case the Company may not terminate the Merger Agreement.

     Effect of Termination. In the event of the termination of the Merger Agreement, the Merger Agreement shall forthwith become void, and there shall be no liability on the part of any party thereto, except (i) as set forth below under the section entitled "Fees and Expenses" and (ii) nothing in the Merger Agreement shall relieve any party from liability for any breach of a covenant thereof prior to the date of such termination, provided, however, that the Confidentiality Agreement shall survive any termination of the Merger Agreement.

     Fees and Expenses. The Merger Agreement provides that all costs and expenses incurred in connection with the Merger Agreement, the Stockholder Agreements and the Transactions shall be paid by the party incurring such expenses, whether or not any Transaction is consummated.

THE STOCKHOLDER AGREEMENTS

     THE FOLLOWING IS A SUMMARY OF CERTAIN PROVISIONS OF THE STOCK PURCHASE AGREEMENT AND THE STOCKHOLDER AGREEMENTS ENTERED INTO WITH THE STOCKHOLDERS. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE STOCKHOLDER AGREEMENTS, WHICH ARE INCORPORATED HEREIN BY REFERENCE, AND COPIES OR FORMS OF WHICH HAVE BEEN FILED WITH THE COMMISSION AS AN EXHIBIT TO THE SCHEDULE TO. THE STOCKHOLDER AGREEMENTS MAY BE EXAMINED AND COPIES MAY BE OBTAINED AT THE PLACES SET FORTH IN SECTION 7.

  Stock Purchase Agreement

     Purchase of Shares and Warrants. Upon the closing of the Stock Purchase Agreement and upon the terms and subject to the conditions contained therein, Parent agrees to purchase from the Selling Stockholders the number of Series B Shares and warrants to purchase Series B Shares (the "Series B Warrants") held by such Seller at the purchase price set forth next to such Selling Stockholder's name on a schedule attached to the Stock Purchase Agreement, subject to adjustment in certain circumstances.

     Tender of Shares. Subject to the terms of the Merger Agreement and the Offer, each Selling Stockholder agrees to tender, pursuant to and in accordance with the terms of the Offer, and not withdraw (except following termination of the Offer in accordance with its terms), all of the Shares held by such Selling Stockholder, together with any Shares subsequently acquired by such Selling Stockholder after the date of the Stock Purchase Agreement and prior to the consummation of the Offer.

     Irrevocable Proxy. Under the terms of the Stock Purchase Agreement, each Selling Stockholder irrevocably constitutes and appoints Parent and each of its officers, from and after June 28, 2001 and until the earlier to occur of the Closing and the termination of the Stock Purchase Agreement (at which point such constitution and appointment will automatically be revoked), as such Selling Stockholder's attorney, agent and proxy (such constitution and appointment, the "Irrevocable Proxy"), with full power of substitution, to vote such Selling Stockholder's Series B Shares and Shares, together with any Series B Shares issued upon exercise of the Series B Warrants and any securities acquired after the date of the Stock Purchase Agreement, at any meeting of the stockholders of the Company, however called, and in any action by consent of the stockholders of the Company (a) against any action, proposal, agreement or transaction that would result in a breach of any covenant, obligation, agreement, representation or warranty of the Company under the Merger Agreement or of the Selling Stockholders contained in the Stock Purchase Agreement, (b) against any action, agreement, transaction (other than the Merger Agreement or the transactions contemplated thereby) or proposal (including any Acquisition Proposal) that could reasonably be expected to result in any of the conditions to the Company's obligations under the Merger Agreement not being fulfilled or that is intended, or could reasonably be expected, to impede, interfere, delay, discourage or adversely affect the Merger Agreement, the Offer, the Merger or the Stock Purchase Agreement, and (c) in favor of the Transactions as may be required pursuant to the protective provisions of the Company's Certificate of Designation.

     No Disposition or Encumbrance of Series B Shares and Series B
Warrants. Under the Stock Purchase Agreement each Selling Stockholder has agreed not to (a) sell, transfer, tender (including, without limitation, into the Offer), pledge, assign, contribute to the capital of any entity, hypothecate, give or otherwise dispose of, grant a proxy or power of attorney with respect to, deposit into any voting trust, enter into any voting agreement, or create or permit to exist any Liens (as defined in the Stock Purchase Agreement) of any nature whatsoever with respect to (other than the Irrevocable Proxy), any of such Selling Stockholder's Series B Shares or Series B Warrants (or agree or consent to, or offer to do, any of the foregoing) or (b) take any action that would make any representation or warranty of the Selling Stockholders therein untrue or incorrect in any material respect or have the effect of preventing or disabling such Selling Stockholder from performing such Selling Stockholder's obligations thereunder.

     No Solicitation of Transactions. Each Selling Stockholder has agreed that between June 28, 2001 and the date of termination of the Merger Agreement, such Selling Stockholder will not, directly or indirectly, through any director, officer, employee, representative, agent or otherwise, (a) solicit, initiate, endorse, accept or encourage the submission of any Acquisition Proposal, or (b) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or otherwise participate in, assist, facilitate, endorse or encourage any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal.

     The Stock Purchase Agreement further provides that such Selling Stockholder will, and will direct or cause its directors, officers, employees, representatives and agents to, immediately cease and cause to be terminated any discussions or negotiations with any parties that may be ongoing with respect to any Acquisition Proposal. Such Selling Stockholder will promptly advise Parent orally and in writing of any Acquisition Proposal or any request for information with respect to any Acquisition Proposal, the material terms and conditions of such Acquisition Proposal or request and the identity of the person making such Acquisition Proposal or request, in each case received by such Selling Stockholder and not the Company; provided, however, that such duties to advise Parent will not apply to employees or agents of such Selling Stockholder who are directors of the Company, whose obligations to advise with respect to any Acquisition Proposal will be to the Company.

     Company Board Representation. The Stock Purchase Agreement provides that promptly upon the Closing, the Selling Stockholders will cause the directors nominated by the Selling Stockholders or who are otherwise affiliated with the Selling Stockholders after the Closing to resign from the Company's Board and any boards of directors of the Company's subsidiaries if so requested by Parent or Purchaser, and will cause their employees or agents who are directors of the Company to cause the individuals nominated by Parent to be elected to the Board in accordance with the Merger Agreement.

     Grant of Option. The Selling Stockholders, pursuant to the Stock Purchase Agreement, granted Parent an irrevocable option to purchase any or all of such Selling Stockholder's Shares at the Merger Consideration, net to such Selling Stockholder in cash, which may be exercised in whole but not in part, at any time following termination of the Offer until the termination of the Merger Agreement. The options will expire if not exercised prior to the termination of the Merger Agreement.

     General Conditions to the Closing. The obligations of each party to consummate the transactions contemplated by the Stock Purchase Agreement are subject to the satisfaction, at or prior to the closing thereunder, of the following conditions:

          (a) no governmental authority in the United States has enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the acquisition of the Series B Shares or the Series B Warrants by Parent or any affiliate of Parent illegal or otherwise restricting or prohibiting consummation of the transactions contemplated by the Stock Purchase Agreement or the Merger Agreement and (ii) consummation of the transactions contemplated by the Stock Purchase Agreement will not conflict with or violate any provision of United States law; and

          (b) Parent or its affiliate will have purchased, or will purchase concurrently with the consummation of the Stock Purchase Agreement, a number of Shares under the other Stockholder Agreements such that, together with the Shares, warrants and Series B Shares to be purchased under the Stock Purchase Agreement, the Parent or an affiliate thereof would own a majority of the outstanding Shares on a fully diluted basis.

     Conditions to the Obligations of Parent. The Stock Purchase Agreement further provides that the obligations of Parent with respect to each Selling Stockholder are subject to the fulfillment, at or prior to the closing thereunder, of each of the following conditions:

          (a) the representations and warranties of such Selling Stockholder contained in the Stock Purchase Agreement are true and correct in all material respects on and as of the closing date with the same force and effect as if made on and as of the closing date except for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct in all material respects as of such particular date, and Parent has received a certificate to such effect signed by a duly authorized officer of such Selling Stockholder; and

          (b) the covenants and agreements contained in the Stock Purchase Agreement to be complied with by such Selling Stockholder on or before the closing thereunder are complied with in all material respects, and Parent has received a certificate to such effect signed by a duly authorized officer of such Selling Stockholder; and

          (c) Parent or its affiliate will have purchased all Shares validly tendered and not withdrawn pursuant to the Offer, or the conditions to the Offer will have been satisfied or waived.

     Conditions to the Obligations of the Selling Stockholders. The Stock Purchase Agreement further provides that the obligations of each Selling Stockholder with respect to Parent are subject to the fulfillment, at or prior to the closing, of each of the following conditions:

          (a) the representations and warranties of Parent contained in the Stock Purchase Agreement are true and correct in all material respects on and as of the closing date with the same force and effect as if made on and as of the closing date except for those representations and warranties which address matters only as of a particular date (which representations will have been true and correct in all material respects as of such particular date, and the Selling Stockholders will have received a certificate to such effect signed by a duly authorized officer of Parent; and

          (b) the covenants and agreements contained in the Stock Purchase Agreement to be complied with Parent on or before the closing are complied with in all material respects, and the Selling Stockholders will have received a certificate to such effect signed by a duly authorized officer of Parent.

     Termination. The Stock Purchase Agreement provides that it may be terminated at any time prior to the closing:

          (a) by Selling Stockholders holding a majority of the outstanding Series B Shares, on the one hand, or Parent, on the other hand, if any governmental authority has enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling which has become final and nonappealable and has the effect of making the transactions contemplated by the Stock Purchase Agreement illegal or otherwise preventing or prohibiting consummation of the transactions contemplated by the Stock Purchase Agreement; or

          (b) automatically, without any action on behalf of any party, if the Merger Agreement is terminated in accordance with its terms; or

          (c) by Parent if a material breach of any of the covenants or agreements or any of the representations or warranties set forth in the Stock Purchase Agreement occurs on the part of any of the Selling Stockholders, which breach is not cured within 15 days following written notice to the breaching party, or which breach, by its nature or timing, cannot be cured prior to the closing.

  Stockholder Support Agreements

     Tender of Shares. Pursuant to Stockholder Support Agreements, each Supporting Stockholder agrees to tender, pursuant to and in accordance with the terms of the Offer, and not withdraw (except following the termination of the Offer in accordance with its terms), all of such Supporting Stockholder's Shares, together with any Shares subsequently acquired by such Supporting Stockholder after the date of the Stockholder Support Agreements and prior to the consummation of the Offer.

     Voting Agreement. Each Supporting Stockholder agrees that, from and after the date thereof and until the earlier to occur of the consummation of the Offer in which such Supporting Stockholder's Shares are purchased and the termination of the Stockholder Support Agreements, at any meeting of the stockholders of the Company, however called, such Supporting Stockholder will vote (or cause to be voted) such Supporting Stockholder's Shares (a) in favor of the adoption of the Merger Agreement and otherwise in such manner as may be necessary to consummate the Merger; (b) against any action, proposal, agreement or transaction that would result in a breach of any covenant, obligation, agreement, representation or warranty of the Company under the Merger Agreement or of such Supporting Stockholder contained in the Stockholder Support Agreements; and (c) against any action, agreement, transaction (other than the Merger Agreement or the transactions contemplated thereby) or proposal (including any Acquisition Proposal (as defined in the Merger Agreement)) that could be reasonably be expected to result in any of the conditions to the Company's obligations under the Merger Agreement not being fulfilled or that is intended, or could reasonably be expected, to impede, interfere, delay, discourage or adversely affect the Merger Agreement, the Offer, the Merger or the Stockholder Agreements. Any vote by such Supporting Stockholder that is not in accordance with this paragraph will be null and void.

     Irrevocable Proxy. According to the Stockholder Support Agreements, if such Supporting Stockholder fails to comply with the voting agreement provisions detailed above, such failure will result in the constitution and appointment of Parent and each of its officers from and after the date of such determination until the earlier to occur of the closing under the Stockholder Support Agreement and the termination of the Stockholder Support Agreements (at which point such constitution and appointment will automatically be revoked) as such Supporting Stockholder's attorney, agent and proxy, (such constitution and appointment, the "Irrevocable Proxy") with full power of substitution, to vote and otherwise act with respect to the Supporting Stockholder's Shares at any meeting of stockholder of the Company.

     Grant of Option. The Supporting Stockholders grant Parent an irrevocable option to purchase any or all of such Supporting Stockholder's Shares at the Merger Consideration, net to such Supporting Stockholder in cash. Such options will expire if not exercised prior to the termination of the Merger Agreement.

     Parent's Obligation. The Supporting Stockholder Agreements provide that Parent and its affiliates will acquire all the Shares, Series B Shares and Series B Warrants subject to any of the Stockholder Agreements, unless the failure to acquire such Shares, Series B Shares or Series B Warrants is due to the breach or default of any other party to the Stockholder Agreements.

     No Disposition or Encumbrance of Shares. Each Supporting Stockholder has agreed not to (a) sell, transfer, tender (except into the Offer), pledge, assign, contribute to the capital of any entity, hypothecate, give or otherwise dispose of, grant a proxy or power of attorney with respect to (other than the Irrevocable

Proxy), deposit into any voting trust, enter into any voting agreement, or create or permit to exist any Liens of any nature whatsoever (other than pursuant to the Stockholder Support Agreements) with respect to, any of such Supporting Stockholder's Shares (or agree or consent to, or offer to do, any of the foregoing), or (b) take any action that would make any representation or warranty of such Supporting Stockholder in the Stockholder Support Agreements untrue or incorrect in any material respect or have the effect of preventing or disabling such Supporting Stockholder from performing such Supporting Stockholder's obligations thereunder.

     No Solicitation of Transactions. Each Supporting Stockholder has agreed that between the date of the Stockholder Support Agreements and the date of termination of the Merger Agreement, such Supporting Stockholder will not, directly or indirectly, through any director, officer, affiliate, employee, representative, agent or otherwise, (a) solicit, initiate, endorse, accept or encourage the submission of any Acquisition Proposal, or (b) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or otherwise participate in, assist, facilitate, endorse or encourage any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal. Such Supporting Stockholder will, and will direct or cause its directors, officers, affiliates, employees, representatives and agents to, immediately cease and cause to be terminated any discussions or negotiations with any parties that may be ongoing with respect to any Acquisition Proposal. Such Supporting Stockholder will promptly advise Parent orally and in writing of any Acquisition Proposal or any request for information with respect to any Acquisition Proposal, the material terms and conditions of such Acquisition Proposal or request and the identity of the person making such Acquisition Proposal or request.

     Termination. The Stockholder Support Agreements provide that each Supporting Stockholder's obligation to tender, and not withdraw, its Shares pursuant to the Offer will terminate on the expiration date of the Offer. The Options will terminate upon termination of the Merger Agreement. The remaining provisions of the Stockholder Support Agreements, and all other rights and obligations of the parties thereunder, will terminate, and no party will have any rights or obligations thereunder and the Stockholder Support Agreements will become null and void and have no further effect upon the earliest of (a) the Effective Time, (b) 10 business days following the later to occur of (i) the expiration or termination of the applicable waiting period under the HSR Act and
(ii) the termination of the Merger Agreement and (c) the date upon which Parent will have purchased and paid for all of the Shares in accordance with the terms of the Offer or pursuant to the exercise of the Option granted by the Supporting Stockholder thereunder.

SEVERANCE AND RETENTION AGREEMENTS

     In connection with the execution of the Merger Agreement, Parent and the Company agreed to put in place a severance and retention plan for certain executive officers of the Company. Under the proposed plan, Mssrs. Eldon Bullington, Robert Weigle, Michael Forrest and Thomas Prescott, current executive officers of the Company, will be entitled to receive aggregate fees of up to $221,250, in exchange for (i) providing consulting services to the Company through November 30, 2001 (December 31, 2001 in the case of Mr. Prescott), and
(ii) entering into non-competition and non-solicitation covenants with one-year terms. The terms of the proposed plan with such executive officers will be finalized by the Company prior to the Effective Time after consultation with, and subject to the approval of, Parent.

11. PURPOSE OF THE OFFER; PLANS FOR THE COMPANY AFTER THE OFFER AND THE MERGER.

     Purpose of the Offer. The Offer is being made pursuant to the Merger Agreement. The purpose of the Offer and the Merger is for Parent to acquire the entire equity interest in the Company. The purpose of the Merger is for Parent to acquire all Shares and Series B Shares not purchased pursuant to the Offer and the Stockholder Agreements. Upon consummation of the Merger, the Company will become a wholly owned subsidiary of Parent.

     Under Delaware Law, the approval of the Board and the affirmative vote of the holders of a majority of the outstanding Shares is required to adopt the Merger Agreement. The Board of the Company has unanimously determined that the Merger Agreement and the transactions contemplated thereby, including each of the Offer and the Merger, and the transactions contemplated by the Stockholder Agreements are fair to, and in the best interests of, the stockholders of the Company, has approved, adopted and declared advisable the Merger Agreement and the transactions contemplated thereby, including each of the Offer and the Merger, and the transactions contemplated by the Stockholder Agreements (such approval and adoption having been made in accordance with Delaware Law, including, without limitation, Section 203 thereof) and has resolved to recommend that holders of Shares accept the Offer and tender their Shares pursuant to the Offer. Unless the Merger is consummated pursuant to the short-form merger provisions under Delaware Law described below, the only remaining required corporate action of the Company is the adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding voting securities of the Company. Accordingly, if the Minimum Condition is satisfied, Purchaser will have sufficient voting power to cause the adoption of the Merger Agreement without the affirmative vote of any other stockholder.

     UPON CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THE STOCKHOLDER AGREEMENTS, PARENT AND PURCHASER, BY VIRTUE OF THE ACQUISITION OF APPROXIMATELY 68% OF THE OUTSTANDING VOTING SECURITIES OF THE COMPANY, WILL OWN A NUMBER OF SHARES AND SERIES B SHARES SUFFICIENT, EVEN IF NO OTHER SHARES ARE TENDERED IN THE OFFER, TO CAUSE THE MERGER TO OCCUR WITHOUT THE AFFIRMATIVE VOTE OF ANY OTHER STOCKHOLDER OF THE COMPANY.

     In the Merger Agreement, the Company has agreed to duly call, give notice of, convene and hold an annual or special meeting of its stockholders for the purpose of considering and taking action on the Merger Agreement, if such action is required by Delaware Law, as promptly as practicable following the purchase by Purchaser of Shares pursuant to the Offer, or, if the Offer shall have been terminated, consummation of the transactions contemplated by the Stockholder Agreements that would result in Parent or Purchaser acquiring a majority of the voting securities of the Company on a fully diluted basis. Parent and Purchaser have agreed that all Shares owned by them and their subsidiaries will be voted in favor of the adoption of the Merger Agreement.

     The Merger Agreement provides that, promptly upon the purchase by Purchaser of Shares pursuant to the Offer, or, if the Offer shall have been terminated, upon consummation of the transactions contemplated by the Stockholder Agreements that would result in Parent or Purchaser acquiring a majority of the voting securities of the Company, Purchaser will be entitled to designate representatives to serve on the Board in proportion to Purchaser's ownership of Shares (on an "as-converted" basis) following such purchase. See Section 10. Purchaser expects that such representation would permit Purchaser to obtain majority representation on the Board and control over the Company's conduct of its business and operations.

     Short-Form Merger. Under Delaware Law, if Purchaser acquires, pursuant to the Offer, the Stockholder Agreements or otherwise, at least 90% of each of the then outstanding Shares and Series B Shares, Purchaser will be able to approve the Merger without a vote of the Company's stockholders. In such event, Parent, Purchaser and the Company have agreed in the Merger Agreement to take, at the request of Purchaser, all necessary and appropriate action to cause the Merger to become effective as promptly as practicable after such acquisition, without a meeting of the Company's stockholders. If, however, Purchaser does not acquire at least 90% of the outstanding Shares and Series B Shares pursuant to the Offer, the Stockholder Agreements or otherwise and a vote of the Company's stockholders is required under Delaware Law, a significantly longer period of time would be required to effect the Merger.

     Appraisal Rights. No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, holders of Shares who have not tendered their Shares or, if applicable, voted in favor of the Merger will have certain rights under Delaware Law to dissent from the Merger and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Holders of Shares who perfect such rights by complying with the procedures set forth in Section 262 of the Delaware Law ("Section 262") will have the "fair value" of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) determined by the Delaware Court of Chancery and will be entitled to receive a cash payment equal to such fair value for the Surviving Corporation. In addition, such dissenting holders of Shares would be entitled to receive payment of a fair rate of interest from the date of consummation of the Merger on the amount determined to be the fair value of their Shares.

     Parent does not intend to object, assuming the proper procedures are followed, to the exercise of appraisal rights by any stockholder and the demand for appraisal of, and payment in cash for the fair value of, the Shares. Parent intends, however, to cause the Surviving Corporation to argue in an appraisal proceeding that, for purposes of such proceeding, the fair value of each Share is less than or equal to the Merger Consideration.

     The foregoing summary of the rights of dissenting holders of Shares under Delaware Law does not purport to be a complete statement of the procedures to be followed by holders of Shares desiring to exercise any dissenters' rights under Delaware Law. The preservation and exercise of dissenters' rights require strict adherence to the applicable provisions of Delaware Law.

     Going Private Transactions. The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer or the Stockholder Agreements in which Purchaser seeks to acquire the remaining Shares not held by it. Purchaser believes that Rule 13e-3 will not be applicable to the Merger. Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction be filed with the Commission and disclosed to stockholders prior to consummation of the transaction.

     Plans for the Company. It is expected that, initially following the Merger, the business and operations of the Company will be integrated with the EPT division of Parent and, except as set forth in this Offer to Purchase, otherwise be continued by the Company substantially as they are currently being conducted. Parent will continue to evaluate the business and operations of the Company during the pendency of the Offer and after the consummation of the Offer and the Merger, and will take such actions as it deems appropriate under the circumstances then existing. Parent intends to seek additional information about the Company during this period. Thereafter, Parent intends to review such information as part of a comprehensive review of the Company's business, operations, capitalization and management in order to determine what, if any, changes would be desirable in light of the circumstances which then exist. Such changes could include, among other things, changes in the Company's business, corporate structure, restated certificate of incorporation, by-laws, capitalization or management, including any changes necessary to integrate the Company into the EPT division of Parent.

     Assuming the Minimum Condition is satisfied and Purchaser purchases Shares pursuant to the Offer or the Stockholder Agreements, Parent intends to promptly exercise its rights under the Merger Agreement to obtain majority representation on, and control of, the Company Board. See "Section 10 -- Merger
Agreement -- Company Board Representation" above. Parent will exercise such rights by causing the Company to elect to the Board the following individuals:
Lawrence C. Best, Lawrence J. Knopf, Paul W. Sandman and Paul A. LaViolette. Information with respect to such persons is contained in Schedule I to the
Schedule 14D-9. The Merger Agreement provides that, upon the purchase by Purchaser of Shares pursuant to the Offer, or, if the Offer shall have been terminated, upon consummation of the transactions contemplated by the Stockholder Agreements that would result in Parent or Purchaser acquiring a majority of the voting securities of the Company, Purchaser shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Board as shall give Purchaser representation on the Board equal to the product of the total number of directors on the Board (giving effect to the directors elected pursuant to this sentence), multiplied by the percentage that the aggregate number of Shares and Series B Shares beneficially owned by Purchaser or any affiliate of Purchaser following such purchase bears to the total number of Shares then outstanding on as "as-converted" basis. See Section
11. The Merger Agreement provides that the directors and officers of Purchaser at the Effective Time of the Merger Agreement will, from and after the Effective Time, be the initial directors and officers, respectively, of the Surviving Corporation.

     In the event the Merger is terminated, Purchaser or an affiliate of Purchaser may, following the consummation or termination of the Offer, seek to acquire additional Shares or Series B Shares through open market purchases, privately negotiated transactions, a tender offer or exchange offer or otherwise, upon such terms and at such prices as it shall determine, which may be more or less than the price to be paid pursuant to the Offer. Purchaser and its affiliates also reserve the right to dispose of any or all Shares in Series B Shares acquired by them, subject to the terms of the Merger Agreement.

     Except as indicated in this Offer to Purchase, Parent does not have any current plans or proposals which relate to or would result in any extraordinary corporate transaction, such as a merger, reorganization or liquidation, relocation of any operations of the Company or any of its subsidiaries, any purchase, sale or transfer of a material amount of assets, involving the Company or any of its subsidiaries, any material change in the Company's current indebtedness, capitalization or dividend policy, any change in the present Board or management of the Company or any other material change in the Company's corporate structure or business.

12. DIVIDENDS AND DISTRIBUTIONS.

     The Merger Agreement provides that the Company shall not, between the date of the Merger Agreement and the Effective Time, without the prior written consent of Parent:

          (a) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (i) any shares of any class of capital stock of the Company or any Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Subsidiary (except for the securities issuable pursuant to the outstanding warrants and options to purchase Shares or Series B Shares, or the Company's employee stock purchase plan) or (ii) any assets of the Company or any Subsidiary, except in the ordinary course of business and in a manner consistent with past practice;

          (b) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for dividends by any direct or indirect wholly owned Subsidiary to the Company or any other Subsidiary or the accrual of cumulative dividends on the Series B Shares pursuant to the Certificate of Designation; or

          (c) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock.

13. POSSIBLE EFFECTS OF THE OFFER ON THE MARKET FOR SHARES, NASDAQ LISTING, MARGIN REGULATIONS AND EXCHANGE ACT REGISTRATION.

     Possible Effects of the Offer on the Market for the Shares. The purchase of Shares by Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public.

     Parent intends to cause the delisting of the Shares by Nasdaq following consummation of the Offer.

     Nasdaq Listing. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued listing on Nasdaq. According to Nasdaq's published guidelines, the Shares would not be eligible to be included for listing if, among other things, the number of Shares publicly held falls below 750,000, the number of round lot holders of Shares falls below 400 or the market value of such publicly held Shares is not at least $5 million. If, as a result of the purchase of Shares pursuant to the Offer, the Merger, the Stock Purchase Agreement or otherwise, the Shares no longer meet the requirements of Nasdaq for continued listing, the listing of the Shares will be discontinued. In such event, the market for the Shares would be adversely affected. In the event the Shares were no longer eligible for listing on Nasdaq, quotations might still be available from other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of such Shares remaining at such time, the interest in maintaining a market in such Shares on the part of securities firms, the possible termination of registration of such Shares under the Exchange Act as described below and other factors.

     Exchange Act Registration. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by the Company to the Commission if the Shares are not listed on a "national securities exchange" and there are fewer than 300 record holders. The termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Shares and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders' meetings pursuant to Section 14(a) or 14(c) of the Exchange Act and the related requirements of an annual report, and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Shares. In addition, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for Nasdaq reporting. Purchaser currently intends to seek to cause the Company to terminate the registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration are met.

     Margin Regulations. The Shares are currently "margin securities", as such term is defined under the rules of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer it is possible that the Shares might no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board, in which event such Shares could no longer be used as collateral for loans made by brokers. In addition, if registration of the Shares under the Exchange Act were terminated, the Shares would no longer constitute "margin securities."

14. CERTAIN CONDITIONS OF THE OFFER.

     Notwithstanding any other provision of the Offer and subject to the terms of the Merger Agreement, Purchaser shall not be required to accept for payment any Shares tendered pursuant to the Offer, and may extend, terminate or amend the Offer, if (i) immediately prior to the expiration of the Offer the Minimum Condition shall not have been satisfied, (ii) the HSR Act shall not have been satisfied, or (iii) at any time on or after the date of the Merger Agreement and prior to the expiration of the Offer any of the following conditions shall exist:

          (a) there shall have been instituted or be pending any Action before any governmental authority (i) challenging or seeking to make illegal, materially delay, or otherwise, directly or indirectly, restrain or prohibit or make materially more costly, the making of the Offer, the acceptance for payment of any Shares by Parent, Purchaser or any other affiliate of Parent, or the purchase of Series B Shares pursuant to the Stock Purchase Agreement, or the consummation of any other Transaction, or seeking to obtain material damages in connection with any Transaction; (ii) seeking to prohibit or materially limit the ownership or operation by the Company, Parent or any of their subsidiaries of all or any of the business or assets of the Company, Parent or any of their subsidiaries that is material to either Parent and its subsidiaries, taken as a whole, or the EPT division of Parent, or the Company and the Subsidiaries, taken as a whole, or to compel the Company, Parent or any of their subsidiaries, as a result of the Transactions, to dispose of or to hold separate all or any portion of the business or assets of the Company, Parent or any of their subsidiaries that is material to Parent and its subsidiaries, taken as a whole, or the EPT division of Parent, or the Company and the Subsidiaries, taken as a whole; (iii) seeking to impose or confirm any limitation on the ability of Parent, Purchaser or any other affiliate of Parent to exercise effectively full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by Purchaser pursuant to the Offer or any Series B Shares acquired by Purchaser pursuant to the Stock Purchase Agreement or otherwise on all matters properly presented to the Company's stockholders, including, without limitation, the adoption of the Merger Agreement; or (iv) seeking to require divestiture by Parent, Purchaser or any other affiliate of Parent of any Shares or Series B Shares;

          (b) there shall have been any statute, rule, regulation, legislation or interpretation enacted, promulgated, amended, issued or deemed applicable to (i) Parent, the Company or any subsidiary or affiliate of Parent or the Company or (ii) any Transaction, by any United States or non-United States legislative body or Governmental Authority with appropriate jurisdiction, other than the routine application of the waiting period provisions of the HSR Act to the Offer, the Stockholder Agreements or the Merger, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (iv) of paragraph (a) above;

          (c) any material adverse effect on the Company or its ability to consummate the Merger Agreement or the Transactions shall have occurred;

          (d) there shall have occurred (i) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States that materially and adversely affects the ability of Parent to consummate the Transactions for more than five business days after the expiration of the Offer or (ii) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States that materially and adversely affects the ability of Purchaser and Parent to consummate the Transactions or, in the case of such calamity existing on the date hereof, a material acceleration or worsening thereof;

          (e) except as set forth in the two provisos set forth in this paragraph (e), any representation or warranty of the Company in the Merger Agreement shall not be true and correct as if such representation or warranty was made as of any expiration date of the Offer (as may be extended from time to time in accordance with the terms of the Merger Agreement) without for this purpose giving effect to qualifications or limitations as to materiality or the absence of a material adverse effect contained in such representations and warranties, except for such failures to be true and correct as would not have a material adverse effect; provided, that certain representations and warranties (set forth in the Merger Agreement) of the Company shall not, to the extent qualified by materiality or material adverse effect, be true and correct, or to the extent that any such representation or warranty is not so qualified, shall not be true and correct in any material respect as if such representations or warranties were made as of the date of the expiration of the Offer (as may be extended from time to time in accordance with the terms of the Merger Agreement); and provided, further, that those representations or warranties that address matters only as of a specific date shall not be true and correct (subject to the applicable materiality standard as set forth above) as of such date;

          (f) (i) the Company shall have (A) failed to perform, in any material respect, any obligation or to comply, in any material respect, with any agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement, or (B) shall have failed to perform or comply in any respect with its agreement and covenant in Section 6.01(f) of the Merger Agreement, or (ii) the Stockholders shall have failed to perform, in any material respect, any obligation or to comply, in any material respect, with any agreement or covenant of the Stockholders to be performed or complied with by them under the Stockholder Agreements as a result of which Purchaser's ability to consummate the Transactions is materially impaired;

          (g) the Merger Agreement or the Stock Purchase Agreement shall have been terminated in accordance with its terms;

          (h) the conditions to Parent's obligations under the Stock Purchase Agreement (other than the condition relating to the closing of the Offer) to acquire a number of Series B Shares which, when added to the number of Shares tendered pursuant to the Offer, would satisfy the Minimum Condition, shall not have been satisfied or waived; or

          (i) Purchaser and the Company shall have agreed that Purchaser shall terminate the Offer or postpone the acceptance for payment of Shares thereunder;

which, in the reasonable judgment of Purchaser in any such case, and regardless of the circumstances (including any action or inaction by Parent or any of its affiliates) giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment.

     Subject to the terms of the Merger Agreement, the foregoing conditions are for the sole benefit of Purchaser and Parent and may be asserted by Purchaser or Parent regardless of the circumstances giving rise to any such condition or may be waived by Purchaser or Parent in whole or in part at any time and from time to time in their sole discretion. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

15. CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS.

     General. Based upon its examination of publicly available information with respect to the Company and the review of certain information furnished by the Company to Parent and discussions between representatives of Parent with representatives of the Company during Parent's investigation of the Company (see
Section 10), neither Purchaser nor Parent is aware of (a) any license or other regulatory permit that appears to be material to the business of the Company or any of its subsidiaries, taken as a whole, which might be adversely affected by the acquisition of Shares by Purchaser pursuant to the Offer or the Stockholder Agreements or (b) except as set forth below, of any approval or other action by any domestic (federal or state) or foreign governmental authority which would be required prior to the acquisition of Shares by Purchaser pursuant to the Offer or the Stockholder Agreements. Should any such approval or other action be required, it is Purchaser's current intention to seek such approval or action. Purchaser does not currently intend, however, to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such action or the receipt of any such approval (subject to Purchaser's right to decline to purchase Shares if any of the conditions in Section 14 shall have occurred).

     State Takeover Laws. The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of Delaware Law prevents an "interested stockholder" (generally a person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock, or an affiliate or associate thereof) from engaging in a "business combination" (defined to include mergers and certain other transactions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder unless, among other things, prior to such date the board of directors of the corporation approved either the business combination or the transaction in which the interested stockholder became an interested stockholder. On June 28 2001, prior to the execution of the Merger Agreement and the Stockholder Agreements, the Board by unanimous vote of all directors present at a meeting held on such date, approved the Merger Agreement and the Stockholder Agreements, determined that each of the Offer and the Merger is fair to, and in the best interest of, the stockholders of the Company. Accordingly,
Section 203 is inapplicable to the Offer and the Merger.

     A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there.

     The Company, directly or through its subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. Purchaser does not know whether any of these laws will, by their terms, apply to the Offer or the Merger and has not complied with any such laws. Should any person seek to apply any state takeover law, Purchaser will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer, and the Merger. In such case, Purchaser may not be obligated to accept for payment any Shares tendered. See Section 14.

     Antitrust. Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The acquisition of Shares and Series B Shares by Purchaser pursuant to the Offer and the Stockholder Agreements are subject to such requirements. See Section 2.

     Pursuant to the HSR Act, Parent intends to file shortly a Premerger Notification and Report Form in connection with the purchase of Shares pursuant to the Offer and the Stockholder Agreements with the Antitrust Division and the FTC. Under the provisions of the HSR Act applicable to the Offer and the Stockholder Agreements, the purchase of Shares and Series B Shares pursuant to the Offer and the Stockholder Agreements may not be consummated until the expiration of the relevant waiting period following the filing by Parent. Accordingly, the waiting period under the HSR Act applicable to the purchase of Shares and Series B Shares pursuant to the Offer and the Stockholder Agreements will expire in due course, unless such waiting period is earlier terminated by the FTC and the Antitrust Division or extended by a request from the FTC or the Antitrust Division for additional information or documentary material prior to the expiration of the waiting period. Pursuant to the HSR Act, Parent has requested early termination of the waiting period applicable to the Offer and the Stockholder Agreements. There can be no assurance, however, that the relevant HSR Act waiting period will be terminated early. If either the FTC or the Antitrust Division were to request additional information or documentary material from Parent with respect to the Offer, the waiting period would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance with such request. Thereafter, the waiting period could be extended only by court order. If the acquisition of Shares is delayed pursuant to a request by the FTC or the Antitrust Division for additional information or documentary material pursuant to the HSR Act, the Offer may, but need not, be extended and, in any event, the purchase of and payment for Shares will be deferred until 10 days after the request is substantially complied with, unless the waiting period is sooner terminated by the FTC and the Antitrust Division. Only one extension of such waiting period pursuant to a request for additional information is authorized by the HSR Act and the rules promulgated thereunder, except by court order. Any such extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. See Section 4. It is a condition to the Offer that the waiting period applicable under the HSR Act to the Offer expire or be terminated. See Section 1 and Section 14.

     The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of Shares and Series B Shares by Purchaser pursuant to the Offer or the Stockholder Agreements. At any time before or after the purchase of Shares or Series B Shares pursuant to the Offer or the Stockholder Agreements by Purchaser, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares or Series B Shares pursuant to the Offer or the Stockholder Agreements or seeking the divestiture of Shares or Series B Shares purchased by Purchaser or the divestiture of substantial assets of Parent, the Company or their respective subsidiaries. Private parties and state attorneys general may also bring legal action under federal or state antitrust laws under certain circumstances. Based upon an examination of information available to Parent relating to the businesses in which Parent, the Company and their respective subsidiaries are engaged, Parent and Purchaser believe that neither the Offer nor the Stockholders Agreements will violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer or the Stockholder Agreements on antitrust grounds will not be made or, if such a challenge is made, what the result would be. See Section 14 for certain conditions to the Offer, including conditions with respect to litigation.

     Other Laws and Legal Matters. According to the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2000, the Company conducts operations in a number of foreign countries. As a result of such operations, Parent has determined that it is required to file certain information in Germany. In addition, in the event that one or more other foreign laws is deemed to be applicable to the Offer, Purchaser and/or the Company may be required to file certain information or to receive the approval of the relevant non-United States authority (other than Germany). Such governments may also attempt to impose additional conditions on the Company's operations conducted in such countries. Purchaser presently intends to take such action as such laws may require.

16. FEES AND EXPENSES.

     Except as set forth below, Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.

     Purchaser and Parent have retained Innisfree M&A Incorporated to serve as the Information Agent, and Mellon Investor Service LLC, to serve as the Depositary, in connection with the Offer. The Information Agent may contact holders of Shares by personal interview, mail, telephone, telex, telegraph and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders. The Information Agent and Depositary will each receive reasonable and customary compensation for their services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities in connection with their services, including certain liabilities and expenses under the federal securities laws.

     Except as set forth above, neither Parent nor Purchaser will pay any fees or commissions to any broker or dealer or other person or entity in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, banks and trust companies will be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding the Offer materials to their customers.

17. MISCELLANEOUS.

     The Offer is being made solely by this Offer to Purchase and the related Letter of Transmittal and is being made to holders of Shares. Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will make a good faith effort to comply with any such state statute. If, after such good faith effort, Purchaser cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF PURCHASER OR THE COMPANY NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     Pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, Parent and Purchaser have filed with the Commission the Schedule TO, together with exhibits, furnishing certain additional information with respect to the Offer. The Schedule TO and any amendments thereto, including exhibits, may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth in Section 7 (except that they will not be available at the regional offices of the Commission).

                                          ADAM ACQUISITION 2001 INC.

Dated: July 10, 2001

                                                                      SCHEDULE I

               INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE
                        OFFICERS OF PARENT AND PURCHASER

1. DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER.

     The following table sets forth the name, current business address, citizenship and current principal occupation or employment, and material occupations, positions, offices or employments and business addresses thereof for the past five years of each director and executive officer of Parent. The current business address of each person is One Boston Scientific Place, Natick, Massachusetts 01760-1537. Each such person is a citizen of the United States of America. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Parent.

                                                   PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME                            MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS AND BUSINESS ADDRESSES THEREOF
----                            ---------------------------------------------------------------------------------
Lawrence C. Best..............  Mr. Best is the Chairman and President of Purchaser. Mr. Best joined Parent in
                                August 1992 as Senior Vice President -- Finance & Administration and Chief
                                Financial Officer. Previously, Mr. Best had been a partner at Ernst & Young, certified public accountants, since 1981. From 1979 to 1981, Mr. Best served a two year term as a Professional Accounting Fellow in the Office of Chief
                                Accountant at the Securities and Exchange Commission in Washington, D.C. Mr. Best
                                received a B.B.A. degree from Kent State University.
Lawrence J. Knopf.............  Mr. Knopf is Vice President and Secretary of Purchaser and is Vice President,
                                Assistant Secretary and Assistant General Counsel of Parent. Mr. Knopf joined
                                Parent in 1993. Prior to joining Parent, Mr. Knopf was a Senior Associate at the law firm of Bingham, Dana LLP. Mr. Knopf received a Bachelor of Science in
                                Accounting from The Wharton School of University of Pennsylvania and a J.D. from the University of Michigan.
Daniel P. Florin..............  Mr. Florin is Vice President of Purchaser and is Vice President and Corporate
                                Controller of Parent. Mr. Florin joined Parent in July 1995 and has worked in various financial positions since that time. Prior to joining Parent, Mr. Florin was an Accounting Manager for C.R. Bard. Mr. Florin received a Bachelor's of
                                Business Administration from the University of Notre Dame and an M.B.A. from
                                Boston University.
Lawrence R. Neumann...........  Mr. Neumann is Vice President of Purchaser and is Vice President -- Corporate Tax
                                of Parent. Mr. Neumann joined Parent in September 1996. Prior to joining Parent,
                                Mr. Neumann managed the International Tax department at General Electric. He received a Bachelor of Science from the University of Wisconsin.
Milan Kofol...................  Mr. Kofol is Treasurer of Purchaser and is Vice President, Treasurer and Investor
                                Relations of Parent. Mr. Kofol joined Parent in December 1998. Prior to joining
                                Parent, he was Chief Financial Officer for Security Technologies, Inc. from May
                                1998 through December 1998. Prior to that, Mr. Kofol was Vice President of
                                Finance for Reader's Digest. Mr. Kofol received a Bachelor of Arts from
                                Presbyterian College and an M.B.A. from The Wharton School of the University of
                                Pennsylvania.

2. DIRECTORS AND EXECUTIVE OFFICERS OF PARENT.

     The following table sets forth the name, current business address, citizenship and present principal occupation or employment, and material occupations, positions, offices or employments and business addresses thereof for the past five years of each director and executive officer of Purchaser. The current business address of each person is One Boston Scientific Place, Natick, Massachusetts 01760-1537. Each such person is a citizen of the United States of America. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Parent.

                                                   PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME                            MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS AND BUSINESS ADDRESSES THEREOF
----                            ---------------------------------------------------------------------------------
Joseph A. Ciffolillo..........  Mr. Ciffolillo joined Parent in 1983 as President of Medi-tech, Inc. During his tenure at Parent, he also Director since 1992 served as President of Microvasive,
                                Inc. and as Executive Vice President and Chief Operating Officer from 1989 until his retirement in 1996. In 1992, Mr. Ciffolillo became a director of Parent.
                                Prior to joining Parent, Mr. Ciffolillo served in a number of management positions with Johnson & Johnson from 1963 to 1983, including Executive Vice
                                President of Codman and President, Johnson & Johnson Orthopedic Company, a
                                company of which he was also a co-founder. Mr. Ciffolillo is a member of the
                                Spray Venture Fund Investment Committee and serves on a number of for profit and not-for-profit boards. Mr. Ciffolillo also serves as Chairman of the Advisory
                                Board of the Health Science Technology Division of Harvard University and
                                Massachusetts Institute of Technology. Mr. Ciffolillo received his B.A. from
                                Bucknell University where he also serves as a Member of the Board of Trustees.
N.J. Nicholas, Jr.............  Mr. Nicholas is a private investor. Previously, he served as President of Time,
                                Inc. from September 1986 to May 1990 and Director since 1994 Co-Chief Executive
                                Officer of Time Warner, Inc. from May 1990 until February 1992. Mr. Nicholas is a director of Xerox Corporation and Priceline.com and also serves on the board of several privately-owned media companies. He has served as a member of Turner
                                Broadcasting and the President's Advisory Committee for Trade Policy and
                                Negotiations and the President's Commission on Environmental Quality. Mr.
                                Nicholas is also Chairman of the Advisory Board of the Columbia University
                                Graduate School of Journalism, a Trustee of Environmental Defense and a member of the Council on Foreign Relations. Mr. Nicholas received an A.B. degree from
                                Princeton University and an M.B.A. degree from Harvard Business School. He is also the brother of Pete Nicholas, Chairman of the Board of Boston Scientific.
Ray J. Groves.................  Mr. Groves is Chairman of Legg Mason Merchant Banking, Inc., a subsidiary of Legg
                                Mason, Inc. Mr. Groves served as Chairman and Director since 1999 Chief Executive
                                Officer of Ernst & Young for 17 years until his retirement in 1994. Mr. Groves currently serves as a member of the Boards of Directors of Allegheny Technologies
                                Incorporated, American Water Works Company, Inc., Electronic Data Systems
                                Corporation, Marsh 8 McLennan Companies, Inc., and The New Power Company. Mr.
                                Groves is a managing director, treasurer and secretary of the Metropolitan Opera
                                Association. He is also Chair of the Board of Directors of The Ohio State
                                University Foundation and a member of the Dean's Advisory Council of the Fisher
                                College of Business. Mr. Groves received a B.S. degree from The Ohio State
                                University.

                                                   PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME                            MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS AND BUSINESS ADDRESSES THEREOF
----                            ---------------------------------------------------------------------------------
Pete Nicholas.................  Mr. Nicholas, a co-founder of Parent, has been the Chairman of the Board of
                                Parent since 1995. He has been a director since 1979 and served as the Chief
                                Executive Officer from 1979 to March 1999 and Co-Chairman of the Board from 1979 to 1995. Prior to joining Parent, he was corporate director of marketing and general manager of the Medical Products Division at Millipore Corporation, a
                                medical device company, and served in various sales, marketing and general management positions at Eli Lilly and Company. He is currently Vice Chairman of the Board of Trustees of Duke University and a member of the Board's Executive
                                Committee. Mr. Nicholas is also a member of the American Academy of Achievement and has recently received the Phoenix Lifetime Achievement Award. He is also a recent recipient of the Ellis Island Medal of Honor, and is a Fellow of the
                                American Academy of Arts and Sciences. He is a member of the Massachusetts
                                Business Roundtable and currently serves on the boards of the Boys & Girls Club of Boston, Massachusetts High Technology Council, and CEO's for Charter Schools.
                                Mr. Nicholas also serves on several for profit and not-for-profit boards. After college, Mr. Nicholas served as an officer in the U.S. Navy, resigning his commission as lieutenant in 1968. Mr. Nicholas received a B.A. degree from Duke
                                University, and an M.B.A. degree from The Wharton School of the University of
                                Pennsylvania. He is also the brother of N.J. Nicholas, Jr., a director of Parent.
Warren B. Rudman..............  Senator Warren B. Rudman became a partner in the international law firm Paul,
                                Weiss, Rifkind, Wharton, and Garrison in 1992 after serving two terms as a U.S.
                                Senator from New Hampshire from 1980 to 1992. Senator Rudman serves as Chairman of the President's Foreign Intelligence Advisory Board and serves on the Boards of Trustees of Valley Forge Military Academy, the Brookings Institution, and the
                                Council on Foreign Relations. He also serves on the boards of Allied Waste
                                Industries, Inc., the American Stock Exchange, Inc., The Chubb Corporation,
                                Collins & Aikman Corporation, Raytheon Corporation and several funds managed by the Dreyfus Corporation. He is also the founding co-chairman of the Concord
                                Coalition. Senator Rudman received a B.S. from Syracuse University and a LL.B.
                                from Boston College Law School and served in the U.S. Army during the Korean War.
James R. Tobin................  Mr. Tobin is the President, Chief Executive Officer and director of Boston
                                Scientific. Prior to joining Parent, Mr. Tobin served as President and Chief
                                Executive Officer of Biogen, Inc. from 1997 to 1998 and Chief Operating Officer of Biogen from 1994 to 1997. From 1972 to 1994, Mr. Tobin served in a variety of executive positions with Baxter, including President and Chief Operating from
                                1992 to 1994. Previously, he served at Baxter as Managing Director in Japan,
                                Managing Director in Spain, President of Baxter's I.V. Systems Group and
                                Executive Vice President. Mr. Tobin currently serves on the Boards of Directors of Beth Israel Deaconess Medical Center, the Carl J. Shapiro Institute for
                                Education and Research, Curis, Inc. and Applera Corporation (formerly PE
                                Corporation). Mr. Tobin holds an A.B. from Harvard College and an M.B.A. from
                                Harvard Business School. Mr. Tobin also served as a lieutenant in the U.S. Navy from 1968 to 1972.

                                                   PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME                            MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS AND BUSINESS ADDRESSES THEREOF
----                            ---------------------------------------------------------------------------------
John E. Abele.................  Mr. Abele, a co-founder of Parent, has been a director of Boston Scientific since
                                1979, Founder Chairman since 1995 and Co-Chairman from 1979 to 1995. Mr. Abele held the position of Treasurer from 1979 to 1992 and Vice Chairman and Founder,
                                Office of the Chairman from February 1995 to March 1996. He was President of
                                Medi-tech, Inc. from 1970 to 1983, and prior to that served in sales, technical and general management positions for Advanced Instruments, Inc. Mr. Abele is the
                                Vice Chairman of the Board and Treasurer of the FIRST (For Inspiration and
                                Recognition of Science and Technology) Foundation and is also a member of numerous not-for-profit boards. Mr. Abele received a B.A. degree from Amherst
                                College.
Joel L. Fleishman.............  Mr. Fleishman served as President of The Atlantic Philanthropic Service Company,
                                Inc. from September 1993 until January 2001, when he became Senior Advisor of that organization. He is also Professor of Law and Public Policy and has served in various administrative positions, including First Senior Vice President, at
                                Duke University, since. Mr. Fleishman is a founding member of the governing board of the Duke Center for Health Policy Research and Education and was the founding director of Duke University's Terry Sanford Institute of Public Policy. He is the
                                director of the Samuel and Ronnie Heyman Center for Ethics, Public Policy and the
                                Professions. Mr. Fleishman also serves as Vice-Chairman of the Board of Trustees of the Urban Institute and as a director of Polo Ralph Lauren Corporation. Mr.
                                Fleishman received A.B., M.A. and J.D. degrees from the University of North
                                Carolina at Chapel Hill and an LL.M. degree from Yale University.
Lawrence Horsch...............  Mr. Horsch has served as Chairman of Eagle Management & Financial Corp, a management consulting firm, since 1990. Previously, he had been Chairman of the
                                Board of SCIMED Life Systems, Inc. from 1977 to 1994, director from 1977 to 1995 and Acting Chief Financial Officer from 1994 to 1995. He was Chairman and Chief
                                Executive Officer of Munsingwear, Inc., from 1987 to 1990. Mr. Horsch also serves on several private company boards. Mr. Horsch received a B.A. degree from the
                                University of St. Thomas and an M.B.A. degree from Northwestern University
Lawrence C. Best..............  Mr. Best joined Parent in August 1992 as Senior Vice President -- Finance &
                                Administration and Chief Financial Officer. Previously, Mr. Best had been a partner at Ernst & Young, certified public accountants, since 1981. From 1979 to
                                1981, Mr. Best served a two year term as a Professional Accounting Fellow in the
                                Office of Chief Accountant at the Securities and Exchange Commission in
                                Washington, D.C. Mr. Best received a B.B.A. degree from Kent State University.
Paul Donovan..................  Mr. Donovan joined Parent in March 2000 as Vice President, Corporate
                                Communications. Most recently, Mr. Donovan was the Executive Director of External
                                Affairs at Georgetown University Medical Center, where he directed media, government and community relations as well as employee communications since 1998.
                                From 1997 to 1998, Mr. Donovan was Chief of Staff at the United States Department
                                of Commerce. From 1993 to 1997, Mr. Donovan served as Chief of Staff to Senator
                                Edward M. Kennedy and from 1989 to 1993 as Press Secretary to Senator Kennedy.
                                Mr. Donovan received a B.A. degree from Dartmouth College.

                                                   PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME                            MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS AND BUSINESS ADDRESSES THEREOF
----                            ---------------------------------------------------------------------------------
Paul A. LaViolette............  Mr. LaViolette joined Parent as President, Boston Scientific International, and
                                Vice President -- International in January 1994. In February 1995, Mr. LaViolette
                                was elected to the position of Senior Vice President and Group
                                President -- Nonvascular Businesses. In October 1998, Mr. LaViolette was
                                appointed President, Boston Scientific International, and in February 2000
                                assumed responsibility for Parent's Scimed, EPT and Target businesses as Group
                                President, Cardiovascular. Prior to joining Parent, he was employed by C.R. Bard,
                                Inc. in various capacities, including President, U.S.C.I. Division, from July
                                1993 to November 1993, President, U.S.C.I. Angioplasty Division, from January
                                1993 to July 1993, Vice President and General Manager, U.S.C.I. Angioplasty
                                Division, from August 1991 to January 1993, and Vice President U.S.C.I. Division,
                                from January 1990 to August 1991. Mr. LaViolette received his B.A. degree from
                                Fairfield University and an M.B.A. degree from Boston College.
Robert G. MacLean.............  Mr. MacLean joined Parent as Senior Vice President -- Human Resources in April
                                1996. Prior to joining Parent, he was Vice President -- Worldwide Human Resources
                                for National Semiconductor Corporation in Santa Clara, California from October
                                1992 to March 1996. Mr. MacLean has held various human resources management positions in the U.S. and Europe during his career. Prior to his business endeavors, he was Economics Professor at the University of the Pacific. Mr.
                                MacLean received his B.A. and M.A. degrees and completed his doctoral studies in economics from Stanford University.
Kshitij Mohan, Ph.D...........  Dr. Kshitij Mohan joined Parent as Senior Vice President and Chief Technology
                                Officer in April 2000. Dr. Mohan served most recently as Corporate Vice
                                President, Research and Technical Services at Baxter International, Inc., where he had held a variety of positions since 1988. From 1983 to 1988, Dr. Mohan served in various senior positions in the United States Food and Drug
                                Administration. Prior to that, Dr. Mohan served in the White House Office of
                                Management and Budget from 1979 to 1983. Dr. Mohan currently serves on the board of directors of the Health Industry Manufacturer's Association, the advisory board of Bourne's College of Engineering at the University of California, and the
                                editorial advisory board for the Medical Device and Diagnostic Industry magazine.
                                Dr. Mohan holds a Ph.D. in Physics from Georgetown University.
Stephen F. Moreci.............  Mr. Moreci was appointed to the Executive Committee of Parent as Senior Vice
                                President and Group President, Endosurgery in December 2000. Mr. Moreci joined
                                Parent in 1989 and most recently served as Parent's president of its Medi-tech division since 1999. From 1989 until 1999, Mr. Moreci held a variety of management positions within Parent, including Vice President and General Manager of Cardiac Assist from 1989 until 1991, Vice President and General Manager of
                                Microvasive Endoscopy from 1991 until 1995, Group Vice President of Nonvascular from 1995 until 1996 and President of Microvasive Endoscopy from 1996 until 1999.
                                Mr. Moreci received a B.S. degree from Pennsylvania State University.

                                                   PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME                            MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS AND BUSINESS ADDRESSES THEREOF
----                            ---------------------------------------------------------------------------------
Arthur L. Rosenthal, Ph.D.....  Dr. Rosenthal joined Parent in January 1994 as Senior Vice President and Chief
                                Development Officer and became Chief Scientific Officer in February 2000. Prior to joining Parent, he was Vice President -- Research & Development at Johnson &
                                Johnson Medical, Inc., from April 1990 to January 1994. Between 1973 and 1990,
                                Dr. Rosenthal held several executive technical management positions at Pfizer
                                Inc., 3M and C.R. Bard, Inc., primarily in the fields of device clinical research and biomedical engineering. Dr. Rosenthal received his B.A. in bacteriology from the University of Connecticut, and his Ph.D. in biochemistry from the University of Massachusetts.
Paul W. Sandman...............  Mr. Sandman joined Parent as Senior Vice President, Secretary and General Counsel
                                in May 1993. From March 1992 through April 1993, he was Senior Vice President,
                                General Counsel and Secretary of Wang Laboratories, Inc., where he was responsible for legal affairs. From 1984 to 1992, Mr. Sandman was Vice President and Corporate Counsel of Wang Laboratories, Inc., where he was responsible for corporate and international legal affairs. Mr. Sandman received his A.B. from
                                Boston College, and his J.D. from Harvard Law School.
James H. Taylor, Jr...........  Mr. Taylor, joined Parent as Senior Vice President of Corporate Operations in
                                August 1999. Mr. Taylor most recently served as Vice President of Global
                                Technology at Nestle Clinical Nutrition from 1995 to 1997. Prior to joining
                                Nestle, he completed a thirty-year career at Baxter International, where he held a broad range of positions in operations management, including from 1992 to 1995, the position of Corporate Vice President of Manufacturing Operations and
                                Strategy. Mr. Taylor received his B.A. degree from the University of North
                                Carolina.

     The Letter of Transmittal and certificates evidencing Shares and any other required documents should be sent or delivered by each stockholder or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

                        The Depositary for the Offer is:

                          MELLON INVESTOR SERVICES LLC

     By Overnight Courier:        By Registered or Certified               By Hand:
                                             Mail:
 Mellon Investor Services LLC    Mellon Investor Services LLC    Mellon Investor Services LLC
   Reorganization Department       Reorganization Department       Reorganization Department
      85 Challenger Road                 P.O. Box 3301             120 Broadway, 13th Floor
      Mail Stop -- Reorg          South Hackensack, NJ 07606          New York, NY 10271
   Ridgefield Park, NJ 07660

                               Other Information:

     Questions or requests for assistance may be directed to the Information Agent at its address and telephone numbers listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from the Information Agent. A stockholder may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                                [INNISFREE LOGO]

                         501 Madison Avenue, 20th Floor
                            New York, New York 10022
                Bankers and Brokers Call Collect: (212) 750-5833
                   All Others Call Toll Free: (888) 750-5834